Exhibit 10.14

OFFICE LEASE

This Office Lease (this “Lease”) is entered into by and between CRESCENT REAL ESTATE FUNDING VIII, L.P., a Delaware limited partnership (“Landlord”), and NETSPEND CORPORATION, a Delaware corporation (“Tenant”), and shall be effective as of the date set forth below Landlord’s signature (the “Effective Date”)

1.                                       Basic Lease Information. The key business terms used in this Lease are defined as follows:

A.                                    “Building”: The building commonly known as Austin Centre and located at 701 Brazos Street, Austin, Texas 78701; but does not include that portion of the building located on the Property now known and operated as the Omni Austin Hotel of Austin Centre (the “Hotel”), except those premises used by the Hotel as office space.

B.                                    “Rentable Square Footage of the Building” is agreed and stipulated to be 343,664 square feet.

C.                                    “Premises”: The area shown on Exhibit A-1 to this Lease. The Premises are located on floor 12 of the Building and known as suite number 1200. The “Rentable Square Footage of the Premises” is deemed to be 22,674 square feet. If the Premises include, now or hereafter, one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured.

D.                                    “Base Rent”:

Period	Annual Rate	Monthly
(in months)	Per Square Foot	Base Rent

1 to 6	$0.00	$0.00
7 to 18	$3.00	$5,668.50
19 to 30	$7.00	$13,226.50
31 to 42	$9.00	$17,005.50
43 to 54	$10.00	$18,895.00
55 to 66	$11.00	$20,784.50

E.                                      “Tenant’s Pro Rata Share”: The percentage equal to the Rentable Square Footage of the Premises divided by the Rentable Square Footage of the Building. Landlord and Tenant acknowledge Tenant’s Pro Rata Share is equal to 6.598%.

F.                                      “Term”: The period of approximately 66 months starting on the Commencement Date, subject to the provisions of Article 3.

G.                                    “Estimated Commencement Date”: No later than November 1, 2003, subject to adjustment, if any, as provided in Section 3.A and the Work Letter.

H.                                    “Security Deposit”: $34,653.43.

I.                                         “Guarantor(s)”: None.

J.                                      “Business Day(s)”: Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

K.                                    “Law(s)”: All applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity, now or hereafter adopted, including the Americans with Disabilities Act and any other law pertaining to disabilities and architectural barriers (collectively, “ADA”), and all laws pertaining to the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq.

(“CERCLA”), and all restrictive covenants existing of record and all rules and requirements of any existing association or improvement district affecting the Property.

L.                                     “Normal Business Hours”: 7:00 A.M. to 7:00 P.M. on Business Days and 8:00 A.M. to 2:00 P.M. on Saturdays, exclusive of Holidays.

M.                                  “Notice Addresses”:

Tenant: On or after the Commencement Date, notices shall be sent to Tenant at the Premises. Prior to the Commencement Date, notices shall be sent to Tenant at the following address:

NetSpend Corporation

501 Congress Avenue, Suite 1800

Austin, Texas 78701

Attn: Steve Reesing, CFO

Phone #: (512)473-2020 ext. 225

Fax #:

Landlord:	With a copy to:

Crescent Real Estate Funding VIII, L.P. Austin Centre 701 Brazos Street, Suite 190 Austin, Texas 78701 Attention: Property Manager Telephone: (512) 320-5800 Facsimile: (512) 320-5888	Crescent Real Estate Equities, Ltd. Post Oak Central 2000 Post Oak Blvd., Suite 1950 Houston, Texas 77056 Attention: Ms. Jane Page Telephone: (713) 840-1170 Facsimile: (713) 840-1180	Crescent Real Estate Equities, Ltd. 777 Main Street, Suite 2100 Fort Worth, Texas 76102 Attention: Legal Department Telephone: (817) 321-2100 Facsimile: (817) 321-2000

Rent (defined in Section 4.A.) is payable to the order of CRESCENT REAL ESTATE FUNDING VIII, L.P. at the following address: P.O. Box 842019, Dallas, Texas 75284-2019 or by wire transfer to Bank of America, Dallas, Texas ABA#111-0000-25, for further credit to Crescent Real Estate Funding VIII, L.P. Account #004771163007, Tenant: NetSpend Corporation.

N.                                    “Other Defined Terms”: In addition to the terms defined above, an index of the other defined terms used in the text of this Lease is set forth below, with a cross-reference to the paragraph in this Lease in which the definition of such term can be found:

Affiliate	11.E
Alterations	9.C(1)
Audit Election Period	4.G
Cable	9.A
Claims	13
Collateral	19.E
Commencement Date	3.A
Common Areas	2
Completion Estimate	16.B
Contamination	30.C
Costs of Reletting	19.B
Expiration Date	3.A
Force Majeure	31.C
Hazardous Materials	30.C
Landlord Parties	13
Landlord Work	3.A
Landlord’s Rental Damages	19.B
Leasehold Improvements	29
Minor Alterations	9.C(1)
Monetary Default	18.A
Mortgage	25
Mortgagee	25
OE Payment	4.B
Operating Expenses	4.D
Permitted Transfer	11.E
Permitted Use	5.A
Prime Rate	19.B
Property	2
Provider	7.C
Relocated Premises	23
Relocation Date	23
Rent	4.A
Service Failure	7.B
Special Installations	29
Substantial Completion	Work Letter
Taking	17
Tenant Parties	13
Tenant’s Insurance	14.A
Tenant’s Property	14.A
Tenant’s Removable Property	29
Time Sensitive Default	18.B
Transfer	11.A
Work Letter	3.A

2.                                       Lease Grant. Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property (defined below) that are designated by Landlord for the common use of tenants and others, such as sidewalks, common corridors, vending areas, lobby areas and, with respect to multi-tenant floors, restrooms and elevator foyers (the “Common Areas”). “Property” means the Building and the parcel(s) of land on which it is located as more fully described on Exhibit A-2, together with all other buildings and improvements located thereon; and the Building garage(s) and other improvements serving the Building, if any, and the parcel(s) of land on which they are located.

3.                                       Term; Adjustment of Commencement Date; Early Access.

A.                                    Term. This Lease shall govern the relationship between Landlord and Tenant with respect to the Premises from the Effective Date through the last day of the Term specified in Section 1.F (the “Expiration Date”), unless terminated early in accordance with this Lease. The Term of this Lease (as specified in Section 1.F) shall commence on the “Commencement Date”, which shall be the earliest of (1) the date on which the Landlord Work (defined below) is Substantially Complete, as determined pursuant to the Work Letter (defined below), or (2) the date on which the Landlord Work would have been Substantially Complete but for Tenant Delay, as such term is defined in the Work Letter, or (3) the date Tenant takes possession of any part of the Premises for purposes of conducting business, or (4) November 1, 2003. If Landlord is delayed in delivering possession of the Premises or any other space due to any reason, including Landlord’s failure to Substantially Complete the Landlord Work by the Estimated Commencement Date, the holdover or unlawful possession of such space by any third party, or for any other reason, such delay shall not be a default by Landlord, render this Lease void or voidable, or otherwise render Landlord liable for damages. Promptly after the determination of the Commencement Date, the Expiration Date, the Rent schedule and any other variable matters, Landlord shall prepare and deliver to Tenant a commencement letter agreement substantially in the form attached as Exhibit C. If such commencement letter is not executed by Tenant within 30 days after delivery of same by Landlord, then Tenant shall be deemed to have agreed with the matters set forth therein. Notwithstanding any other provision of this Lease to the contrary, if the Expiration Date would otherwise occur on a date other than the last day of a calendar month, then the Term shall be automatically extended to include the last day of such calendar month, which shall become the Expiration Date. “Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”), if any, attached as Exhibit D. If a Work Letter is not attached to this Lease or if an attached Work Letter does not require Landlord to perform any work, the occurrence of the Commencement Date shall not be conditioned upon the performance of work by Landlord.

B.                                    Acceptance of Premises. The Premises are accepted by Tenant in “as is” condition and configuration subject to (1) any Landlord obligation to perform Landlord Work, and (2) any latent defects in the Premises of which Tenant notifies Landlord within one year after the Commencement Date [other than work performed by Tenant Parties (defined below)]. TENANT HEREBY AGREES THAT THE PREMISES ARE IN GOOD ORDER AND SATISFACTORY CONDITION AND THAT, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS LEASE, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, BY LANDLORD REGARDING THE PREMISES, THE BUILDING OR THE PROPERTY.

C.                                    Early Access. Prior to the date the Landlord Work is Substantially Complete, Tenant’s access to the Premises shall be permitted only with the prior written consent of Landlord. Early access to the Premises shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4.A) to Landlord for each day of such early access. However, if such early access to the Premises is permitted by Landlord for the sole purpose of performing improvements or installing furniture, equipment or other personal property, except for the cost of services requested by Tenant (e.g., freight elevator usage), Tenant shall not be required to pay Base Rent and the OE Payment (defined in Section 4.B) for any days of such early access.

D.                                    Early Termination. If there has been a Permitted Transfer (defined in Section 11.E) or a change in control or ownership of Tenant as set out in Section 11.D, Tenant shall have the one-time right to terminate this Lease at expiration of the 42nd month of the Term (the “Early Termination Date”), provided Tenant gives notice thereof to Landlord no less than 6 months prior to the Early Termination Date and provided Tenant is not in default under the Lease at the time of the giving of such notice nor on the Actual Termination Date (defined below). Such notice must specify the date (which cannot be prior to the Early Termination Date) on which Tenant desires the termination to become effective (the “Actual Termination Date”). Additionally, Tenant’s right to terminate hereunder is conditioned upon the payment in full by Tenant, on or before the Actual Termination Date, of (i) all Rent through and including the Actual Termination Date and (ii) the cash sum of $150,000 (collectively, the “Termination

Payment”). After Landlord’s receipt of the Termination Payment, and so long as Tenant has surrendered the Premises in the condition required under this Lease, neither party shall have any rights, liabilities or obligations required under this Lease for the period accruing after the Actual Termination Date, except those which, by the provisions of this Lease, expressly survive the termination of this Lease.

4.                                       Rent.

A.                                    Payments. As consideration for, this Lease, Tenant shall pay Landlord, without any demand, setoff or deduction, the total amount of Base Rent, Tenant’s Pro Rata Share of the Operating Expenses (defined in Section 4.D) and all other sums payable by Tenant under this Lease (all of which are sometimes collectively referred to as “Rent”); provided that Base Rent and Tenant’s Pro Rata Share of the Operating Expenses shall be abated for the first 6 months of the Term. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. The monthly Base Rent and the OE Payment shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If the Term commences on a day other than the first day of a calendar month, the monthly Base Rent and the OE Payment for the month shall be prorated on a daily basis based on a 360 day calendar year. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept such check or payment without such acceptance being considered a waiver of any rights such party may have under this Lease or applicable Law. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B.                                    Payment of Operating Expenses. Tenant shall pay Tenant’s Pro Rata Share of the Operating Expenses (the “OE Payment”) for each calendar year during the Term. On or about January 1 of each calendar year, Landlord shall provide Tenant with a good faith estimate of the OE Payment for such calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the OE Payment. If Landlord determines that its good faith estimate of the OE Payment was incorrect, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the OE Payment by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the most recent estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the same year’s prior incorrect estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be credited against the next sums due and owing by Tenant or, if no further Rent is due, refunded directly to Tenant within 30 days of determination. The obligation of Tenant to pay the OE Payment as provided herein shall survive the expiration or earlier termination of this Lease.

C.                                    Reconciliation of Operating Expenses. Within 120 days after the end of each calendar year or as soon thereafter as is practicable (but not later than 360 days after the end of each calendar year), Landlord shall furnish Tenant with a statement of the actual Operating Expenses and the OE Payment for such calendar year. If the most recent estimated OE Payment paid by Tenant for such calendar year are more than the actual OE Payment for such calendar year, Landlord shall apply any overpayment by Tenant against Rent due or next becoming due; provided, if the Term expires before the determination of the overpayment, Landlord shall, within 30 days of determination, refund any overpayment to Tenant after first deducting the amount of Rent due. If the most recent estimated OE Payment paid by Tenant for the prior calendar year is less than the actual OE Payment for such year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Operating Expenses and the OE Payment, any underpayment for the prior calendar year.

D.                                    Operating Expenses Defined. “Operating Expenses” means all costs and expenses incurred or accrued in each calendar year in connection with the ownership, operation, maintenance, management, repair and protection of the Property which are directly attributable or reasonably allocable to the Building, including Landlord’s personal property used in connection with the Property and including all costs and expenditures relating to the following:

(1)                                  Operation, maintenance, repair and replacements of any part of the Property, including the mechanical, electrical, plumbing, HVAC, vertical transportation, fire prevention and warning and access control systems; materials and supplies (such as light bulbs and ballasts); equipment and tools; floor, wall and window coverings; personal property; required or beneficial easements; and related service agreements and rental expenses.

(2)                                  Administrative and management fees, including accounting, information and professional services (except for negotiations and disputes with specific tenants not affecting other parties); management office(s) (provided that the rent for such management office does not exceed fair market value for such space); provided that the management fee shall not exceed 4% of gross revenues for the Property [exclusive of security deposits or unearned prepaid rent]; and wages, salaries, benefits, reimbursable expenses and taxes (or allocations thereof) for full and part time personnel involved in operation, maintenance and management.

(3)                                  Janitorial service; window cleaning; waste disposal; gas, water and sewer and other utility charges (including add-ons); and landscaping, including all applicable tools and supplies.

(4)                                  Property, liability and other insurance coverages carried by Landlord, including deductibles and risk retention programs and a proportionate allocation of the cost of blanket insurance policies maintained by Landlord and/or its Affiliates (defined below).

(5)                                  Real estate taxes, assessments, business taxes, excises, association dues, fees, levies, charges and other taxes of every kind and nature whatsoever, general and special, extraordinary and ordinary, foreseen and unforeseen, including interest on installment payments, which may be levied or assessed against or arise in connection with ownership, use, occupancy, rental, operation or possession of the Property (including personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property), or substituted, in whole or in part, for a tax previously in existence by any taxing authority, or assessed in lieu of a tax increase, or paid as rent under any ground lease. Real estate taxes do not include Landlord’s income, franchise or estate taxes (except to the extent such excluded taxes are assessed in lieu of taxes included above).

(6)                                  Compliance with Laws, including license, permit and inspection fees (but not in duplication of capital expenditures amortized as provided in Section 4.D(9)); and all expenses and fees, including attorneys’ fees and court or other venue of dispute resolution costs, incurred in negotiating or contesting real estate taxes or the validity and/or applicability of any governmental enactments which may affect Operating Expenses; provided Landlord shall credit against Operating Expenses any refunds received from such negotiations or contests to the extent originally included in Operating Expenses (less Landlord’s costs).

(7)                                  Building safety services, to the extent provided or contracted for by Landlord.

(8)                                  Goods and services purchased from Landlord’s subsidiaries and Affiliates to the extent the cost of same is generally consistent with rates charged by unaffiliated third parties for similar goods and services.

(9)                                  Amortization of capital expenditures incurred: (a) to conform with Laws; (b) to provide or maintain building standards (other than building standard tenant improvements); or (c) with the intention of promoting safety or reducing or controlling increases in Operating Expenses, such as lighting retrofit and installation of energy management systems. Such expenditures shall be amortized uniformly over the following periods of time (together with interest on the unamortized balance at the Prime Rate (defined in Section 19.B) as of the date incurred plus 2%): for building improvements, the shorter of 10 years or the estimated useful life of the improvement; and for all other items, 3 years for expenditures under $50,000 and 5 years for expenditures in excess of $50,000. Notwithstanding the foregoing, Landlord may elect to amortize capital expenditures under this subsection over a longer period of time based upon (i) the purpose and nature of the expenditure, (ii) the relative capital burden on the

Property, (iii) for cost savings projects, the anticipated payback period, and (iv) otherwise in accordance with sound real estate accounting principles consistently applied.

(10)                            Electrical services used in the operation, maintenance and use of the Property; sales, use, excise and other taxes assessed by governmental authorities on electrical services supplied to the Property, and other costs of providing electrical services to the Property.

E.                                           Exclusions from Operating Expenses. Operating Expenses exclude the following expenditures:

(1)                                  Leasing commissions, attorneys’ fees and other expenses related to leasing tenant space and constructing improvements for the sole benefit of an individual tenant.

(2)                                  Goods and services, including after hours HVAC, furnished to an individual tenant of the Building which are above building standard and which are separately reimbursable directly to Landlord in addition to the OE Payment.

(3)                                  Repairs, replacements and general maintenance paid by insurance proceeds or condemnation proceeds (or which would have been paid by insurance proceeds had Landlord maintained the insurance required to be maintained by Landlord under this Lease).

(4)                                  Except as provided in Section 4.D(9), depreciation, amortization, interest payments on any encumbrances on the Property and the cost of capital improvements or additions.

(5)                                  Costs of installing any specialty service, such as an observatory, broadcasting facility, luncheon club, or athletic or recreational club, restaurant, retail store, sundry shop, newsstand, concession, conference center or workout facility.

(6)                                  Expenses for repairs or maintenance related to the Property which have been reimbursed to Landlord pursuant to warranties or service contracts.

(7)                                  Costs (other than maintenance costs) of any art work (such as sculptures or paintings) used to decorate the Building.

(8)                                  Principal payments on indebtedness secured by liens against the Property, or costs of refinancing such indebtedness.

(9)                                  Salaries of officers and executives of Landlord, except as included in Section 4.D(2).

(10)                            Interest and penalties due to late payment of any amounts owed by Landlord, except such as may be incurred as a result of Tenant’s failure to timely pay its portion of such amounts or as a result of Landlord’s contesting such amounts in good faith.

(11)                            Costs related to the existence and maintenance of Landlord as a legal entity, except to the extent attributable to the operation and management of the Property.

F.                                      Proration of Operating Expenses; Adjustments. If Landlord incurs Operating Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned by Landlord between the Property and the other buildings or properties. If the Building is not 95% occupied during any calendar year or partial calendar year or if Landlord is not supplying services to 95% of the total Rentable Square Footage of the Building at any time during a calendar year or partial calendar year, Operating Expenses shall be determined as if the Building had been 95% occupied and Landlord had been supplying services to 100% of the Rentable Square Footage of the Building during that calendar year. The extrapolation of Operating Expenses under this Section shall be performed by Landlord by adjusting the cost of those components of Operating Expenses that are impacted by changes in the occupancy of the Building. Landlord will not recover in any one calendar year more than 100% of the actual Operating Expenses for such year.

G.                                    Audit Rights. Within 90 days after Landlord furnishes its statement of actual Operating Expenses for any calendar year (the “Audit Election Period”), Tenant may, at its expense, elect to audit Landlord’s Operating Expenses for such calendar year only, subject to the following conditions: (1) there is no uncured event of default under this Lease; (2) the audit shall be prepared by an independent certified public accounting firm of recognized national standing; (3) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (4) the audit shall commence within 30 days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within 60 days after commencement; (5) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; (6) Tenant and its accounting firm shall treat any audit in a confidential manner and shall each execute Landlord’s confidentiality agreement for Landlord’s benefit prior to commencing the audit; and (7) the accounting firm’s audit report shall, at no charge to Landlord, be submitted in draft form for Landlord’s review and comment before the final approved audit report is delivered to Landlord, and any reasonable comments by Landlord shall be incorporated into the final audit report. Notwithstanding the foregoing, Tenant shall have no right to conduct an audit if Landlord furnishes to Tenant an audit report for the calendar year in question prepared by an independent certified public accounting firm of recognized national standing (whether originally prepared for Landlord or another party). This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including the OE Payment. Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30 days of determination, Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination. The foregoing obligations shall survive the expiration or termination of this Lease. If Tenant does not give written notice of its election to audit Landlord’s Operating Expenses during the Audit Election Period, Landlord’s Operating Expenses for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. The right to audit granted hereunder is personal to the initial Tenant named in this Lease and to any assignee under a Permitted Transfer (defined below) and shall not be available to any subtenant under a sublease of the Premises. If the audit proves that Landlord’s calculation of Operating Expenses for the calendar year under inspection was overstated by more than 5%, then, after verification, Landlord shall pay Tenant’s actual reasonable out-of-pocket audit and inspection fees applicable to the review of said calendar year statement within thirty (30) days after receipt of Tenant’s invoice therefor.

5.                                       Tenant’s Use of Premises.

A.                                    Permitted Uses. The Premises shall be used only for general office use (the “Permitted Use”) and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, creates obnoxious odors (including tobacco smoke), noises or vibrations, is dangerous to persons or property, could increase Landlord’s insurance costs, or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation or maintenance of the Property. Except as provided below, the following uses are expressly prohibited in the Premises: schools, government offices or agencies; personnel agencies; collection agencies; credit unions; medical treatment and health care; radio, television or other telecommunications broadcasting; restaurants and other retail; customer service offices of a public utility company; or any other purpose which would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas or parking facilities (including any use which would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Property. Notwithstanding the foregoing, the following ancillary uses are permitted in the Premises: (1) the following services provided by Tenant exclusively to its employees: schools, training and other educational services; credit unions; and similar employee services; and (2) the following services directly and exclusively supporting Tenant’s business: telemarketing; reservations; storage; data processing; debt collection; and similar support services.

B.                                    Compliance with Laws. Tenant shall comply with all Laws regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises and the use of the Common Areas. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices Tenant receives regarding a violation or alleged or potential violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations (or modifications thereto)

adopted by Landlord from time to time. Such rules and regulations will be applied in an equitable manner as determined by Landlord. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations.

C.                                    Tenant’s Security Responsibilities. Tenant shall (1) lock the doors to the Premises and take other reasonable steps to secure the Premises and the personal property of all Tenant Parties (defined in Section 13) and any of Tenant’s transferees, contractors or licensees in the Common Areas and parking facilities of the Building and Property, from unlawful intrusion, theft, fire and other hazards; (2) keep and maintain in good working order all security and safety devices installed in the Premises by or for the benefit of Tenant (such as locks, smoke detectors and burglar alarms); and (3) cooperate with Landlord and other tenants in the Building on Building safety matters. Tenant acknowledges that any security or safety measures employed by Landlord are for the protection of Landlord’s own interests; that Landlord is not a guarantor of the security or safety of the Tenant Parties or their property; and that such security and safety matters are the responsibility of Tenant and the local law enforcement authorities.

6.                                  Security Deposit. The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord (without liability for interest, except to the extent required by Law) as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time while an event of default remains uncured, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent, cure any uncured default by Tenant, or repay Landlord for damages and charges for which Tenant is legally liable under this Lease or resulting from Tenant’s breach of this Lease. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount and such use by Landlord of the Security Deposit shall not constitute a cure of the existing event of default until such time as the entire amount owing to Landlord is paid in full and the Security Deposit is fully restored. Provided that Tenant has performed all of its obligations hereunder, Landlord shall return any unapplied portion of the Security Deposit to Tenant within 30 days after the later to occur of: (A) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (B) the Expiration Date. Tenant does hereby authorize Landlord to withhold from the Security Deposit all amounts allowed by Law and the amount reasonably anticipated by Landlord to be owed by Tenant as a result of an underpayment of the OE Payment for the final year of the Term. To the fullest extent permitted by applicable Law, Tenant agrees that the provisions of this Article 6 shall supersede and replace all statutory rights of Tenant under applicable Law regarding the retention, application or return of security deposits. If Landlord transfers its interest in the Premises, Landlord shall assign the Security Deposit to the transferee and, following the assignment and the delivery to Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit if required by Law, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

7.                                  Services Furnished by Landlord.

A.                                    Standard Services. Subject to the provisions of this Lease, Landlord agrees to furnish (or cause a third party provider to furnish) the following services to Tenant during the Term:

(1)                                  Water service for use in the lavatories on each floor on which the Premises are located.

(2)                                  Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as required by governmental authority or as supplied by comparable office buildings in the Austin Central Business District taking into account age, size and other relevant operating factors. Tenant, upon such notice as is reasonably required by Landlord, and subject to the capacity of the Building systems, may request HVAC service during hours other than Normal Business Hours. Tenant shall receive at no cost to Tenant 50 hours of HVAC service each month during hours other than Normal Business Hours (the “Free HVAC Hours”), and Tenant shall pay Landlord for any additional HVAC service beyond the Free HVAC Hours at a rate equal to $15.00 per operating hour per floor (the “Hourly HVAC Charge”). If Tenant does not utilize all Free HVAC Hours during any given month during the Term, any remaining balance shall be forfeited by Tenant and may not be carried over to be used by Tenant in future months during the Term. Landlord shall have the right, upon 30 days prior written notice to Tenant, to adjust the Hourly HVAC Charge from time to time, but not more than once per calendar year, based upon increases in HVAC costs, which costs include utilities, taxes, surcharges, labor, equipment, maintenance and repair.

(3)                                  Maintenance and repair of the Property as described in Section 9.B.

(4)                                  Janitorial service five days per week (excluding Holidays), as determined by Landlord. If Tenant’s use of the Premises, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services.

(5)                                  Elevator service, subject to proper authorization and Landlord’s policies and procedures for use of the elevator(s) in the Building.

(6)                                  Exterior window washing at such intervals as determined by Landlord.

(7)                                  Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article 8.

B.                                    Service Interruptions. For purposes of this Lease, a “Service Failure” shall mean any interruption, suspension or termination of services being provided to Tenant by Landlord or by third-party providers, whether engaged by Tenant or pursuant to arrangements by such providers with Landlord, which are due to (1) the application of Laws; (2) the failure, interruption or malfunctioning of any electrical or mechanical equipment, utility or other service to the Building or Property; (3) the performance of repairs, maintenance, improvements or alterations; or (4) the occurrence of any other event or cause whether or not within the reasonable control of Landlord. No Service Failure shall render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, or relieve Tenant from the obligation to fulfill any covenant or agreement. Notwithstanding the foregoing, commencing on the 6th consecutive Business Day of any Service Failure within Landlord’s control, (unless the Service Failure is caused by a fire or other casualty, in which event Section 16 controls), Tenant shall, as its sole remedy, be entitled to an equitable diminution of Base Rent based upon the pro rata portion of the Premises which is rendered unfit for occupancy for the Permitted Use, except to the extent such Service Failure is caused by a Tenant Party. In no event shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article 14), arising out of or in connection with any Service Failure or the failure of any Building safety services, personnel or equipment.

C.                                    Third Party Services. If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider (“Provider”) for Tenant’s own account. Tenant shall require each Provider to comply with the Building’s rules and regulations, all Laws, and Landlord’s reasonable policies and practices for the Building. Tenant acknowledges Landlord’s current policy that requires all Providers utilizing any area of the Property outside the Premises to be approved by Landlord and to enter into a written agreement acceptable to Landlord prior to gaining access to, or making any installations in or through, such area. Accordingly, Tenant shall give Landlord written notice sufficient for such purposes.

8.                                       Use of Electrical Services by Tenant.

A.                                    Landlord’s Electrical Service. Subject to the terms of this Lease, Landlord shall furnish building standard electrical service to the Premises sufficient to operate customary lighting, office machines and other equipment of similar low electrical consumption. Landlord may, at any time and from time to time, calculate Tenant’s actual electrical consumption in the Premises by a survey conducted by a reputable consultant selected by Landlord, all at Tenant’s expense. The following parameters constitute building standard electrical design capacity: (i) the total connected electrical load of all electrical equipment serving the Premises shall not exceed an average of 4.0 watts multiplied by the Rentable Square Footage of the Premises delivered through the electrical riser to the electrical room on the floor where the Premises are located; (ii) the connected electrical load for lighting shall not exceed an average of 2.0 watts multiplied by the Rentable Square Footage of the Premises; (iii) emergency power shall be limited to egress lighting only and shall be provided by Landlord’s emergency power system, if any; and (iv) no electrical equipment shall exceed the safe and lawful capacity of the existing electrical circuit(s) and facilities serving the Premises. The cost of any electrical consumption in excess of that which Landlord determines is standard for the Building shall be paid by Tenant in accordance with Section 8.D. The furnishing of electrical services to the Premises shall be subject to the rules, regulations and practices of the supplier of such electricity and of any municipal or other governmental authority regulating the business of providing electrical utility service. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quantity or character of the electrical service is changed or is no longer available or no longer suitable for Tenant’s requirements.

B.                                    Selection of Electrical Service Provider. Landlord shall have and retain the sole right to select the provider of electrical services to the Building and/or the Property. To the fullest extent permitted by Law, Landlord shall have the continuing right to change such utility provider. All charges and expenses incurred by Landlord due to any such changes in electrical services, including maintenance, repairs, installation and related costs, shall be included in the electrical services costs referenced in Section 4.D(10), unless paid directly by Tenant.

C.                                    Submetering. Landlord shall have the continuing right, upon 30 days written notice, to install a submeter for the Premises at Tenant’s expense. If submetering is installed for the Premises, Landlord may charge for Tenant’s actual electrical consumption monthly in arrears for the kilowatt hours used, a rate per kilowatt hour equal to that charged to Landlord by the provider of electrical service to the Building during the same period of time (plus, to the fullest extent permitted by applicable Laws, an administrative fee equal to 5% of such charge), except as to electricity directly purchased by Tenant from third party providers after obtaining Landlord’s consent to the same. In the event Landlord is unable to determine the exact kilowatt hourly charge during the period of time, Landlord shall use the average kilowatt hourly charge to the Building for the first billing cycle ending after the period of time in question. Even if the Premises are submetered, Tenant shall remain obligated to pay Tenant’s Pro Rata Share of the cost of electrical services as provided in Section 4.B, except that Tenant shall be entitled to a credit against electrical services costs equal to that portion of the amounts actually paid by Tenant separately and directly to Landlord which are attributable to building standard electrical services submetered to the Premises.

D.                                    Excess Electrical Service. Tenant’s use of electrical service shall not exceed, in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including the installation of utility service upgrades, meters, submeters, air handlers or cooling units). The costs of any approved additional consumption (to the extent permitted by Law), installation and maintenance shall be paid by Tenant.

9.                                       Repairs and Alterations.

A.                                    Tenant’s Repair Obligations. Tenant shall keep the Premises in good condition and repair, ordinary wear and tear excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering and/or raised flooring; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the benefit of Tenant whether located in the Premises or in other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, dishwashers, ice machines and similar facilities serving Tenant exclusively; (7) phone rooms used exclusively by Tenant; (8) Alterations (defined below) performed by contractors retained by Tenant, including related HVAC balancing; and (9) all of Tenant’s furnishings, trade fixtures, equipment and inventory. Prior to performing any such repair obligation, Tenant shall give written notice to Landlord describing the necessary maintenance or repair. Upon receipt of such notice, Landlord may elect either to perform any of the maintenance or repair obligations specified in such notice, or require that Tenant perform such obligations by using contractors approved by Landlord. All work shall be performed at Tenant’s expense in accordance with the rules and procedures described in Section 9.C below. If Tenant fails to commence any repairs to the Premises for more than 15 days after notice from Landlord and thereafter diligently pursue the completion of such repairs (although notice shall not be required if there is an emergency), Landlord may, in addition to any other remedy available to Landlord, make the repairs, and Tenant shall pay to Landlord the reasonable cost of the repairs within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 5% of the cost of the repairs.

B.                                    Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) standard mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building generally; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (taking into account, the nature and urgency of the repair) for which Landlord is responsible. If any of the foregoing maintenance or repair is necessitated due to the acts or omissions of any Tenant Party (defined in Section 13), Tenant shall pay the costs of such repairs or maintenance to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 5% of the cost of the repairs.

C.                                    Alterations.

(1)                                  When Consent Is Required. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively, “Alterations”) without first obtaining the written consent of Landlord in each instance (which consent shall not be unreasonably conditioned, withheld or delayed). However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Minor Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from outside the Premises or Building; (c) will not affect the systems or structure of the Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises.

(2)                                  Requirements For All Alterations, Including Minor Alterations. Prior to starting work on any Alteration, Tenant shall furnish to Landlord for review and approval: plans and specifications; names of proposed contractors (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractors’ and subcontractors’ insurance; and Tenant’s security for performance of the Alteration. Changes to the plans and specifications must also be submitted to Landlord for its approval. Some of the foregoing requirements may be waived by Landlord for the performance of specific Minor Alterations; provided that such waiver is obtained in writing prior to the commencement of such Minor Alterations. Landlord’s waiver on one occasion shall not waive Landlord’s right to enforce such requirements on any other occasion. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of Alterations in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for out-of-pocket sums paid by Landlord for third party examination of Tenant’s plans for Alterations. In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay to Landlord a fee equal to 5% of the total cost of such Alterations for Landlord’s oversight and coordination of any Alterations. No later than 30 days after completion of the Alterations, Tenant shall furnish “as-built” plans (which shall not be required for Minor Alterations), completion affidavits, full and final waivers of liens, receipts and bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws.

(3)                                                     Landlord’s Liability For Alterations. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use. Tenant acknowledges that Landlord is not an architect or engineer, and that the Alterations will be designed and/or constructed using independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the applicable construction documents will comply with Laws or be free from errors or omissions, or that the Alterations will be free from defects, and Landlord will have no liability therefor.

10.                                 Entry by Landlord. Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Building, including other tenants’ premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions, if reasonably necessary for the protection and safety of Tenant and its employees. Except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours; provided, however, that Landlord is not required to conduct work on weekends or after Normal Business Hours if such work can be conducted without closing the Premises. Entry by Landlord for any such purposes shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.                                 Assignment and Subletting.

A.                                    Landlord’s Consent Required. Subject to the remaining provisions of this Article 11, but notwithstanding anything to the contrary contained elsewhere in this Lease, Tenant shall not assign, transfer or encumber any interest in this Lease (either absolutely or collaterally) or sublease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Without limitation, Tenant agrees that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee is a governmental organization or present occupant of the Property, or Landlord is otherwise engaged in lease negotiations with the proposed transferee for other premises in the Property; (3) any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default); (4) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) the proposed transferee’s use of the Premises conflicts with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) the use, nature, business, activities or reputation in the business community of the proposed transferee (or its principals, employees or invitees) does not meet Landlord’s standards for Building tenants; (7) either the Transfer or any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or its Affiliates; or (8) the proposed transferee is or has been involved in litigation with Landlord or any of its Affiliates. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant’s sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article is voidable at Landlord’s option.

B.                                    Consent Parameters/Requirements. As part of Tenant’s request for, and as a condition to, Landlord’s consent to a Transfer, Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy (unexecuted) of the proposed assignment or sublease and other contractual documents, and such other information as Landlord may reasonably request. If the proposed Transfer covers 25% or more of the Premises, Landlord shall then have the right (but not the obligation) to terminate this Lease as of the date the Transfer would have been effective (“Landlord Termination Date”) with respect to the portion of the Premises which Tenant desires to Transfer. Landlord agrees to consent to or reject Tenant’s proposed Transfer with 21 days after receipt of Tenant’s notification and all of the information required pursuant to this Section 11.B. In such event Tenant shall vacate such portion of the Premises by the Landlord Termination Date and upon Tenant’s vacating such portion of the Premises, the rent and other charges payable shall be proportionately reduced. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease, nor shall the acceptance of Rent from any assignee, subtenant or occupant constitute a waiver or release of Tenant from any of its obligations or liabilities under this Lease. Tenant shall pay Landlord a review fee of $750 for Landlord’s review of any Permitted Transfer or requested Transfer, provided if Landlord’s actual reasonable costs and expenses (including reasonable attorney’s fees) exceed $750, Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee.

C.                                    Payment to Landlord. If the aggregate consideration paid to a Tenant Party for a Transfer exceeds that payable by Tenant under this Lease (prorated according to the transferred interest), Tenant shall pay Landlord 50% of such excess (after deducting therefrom reasonable leasing commissions and reasonable costs of tenant improvements paid to unaffiliated third parties in connection with the Transfer, with proof of same provided to Landlord). Tenant shall pay Landlord for Landlord’s share of any excess within 30 days after Tenant’s receipt of such excess consideration. If any uncured event of default exists under this Lease (or a condition exists which, with the passage of time or giving of notice, would become an event of default), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received, but not to exceed the amount payable by Tenant under this Lease.

D.                                    Change in Control of Tenant. Except for a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights in Tenant at any time sells or disposes of such majority of voting shares/rights, or changes its identity for any reason (including a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as, both before and after the Transfer, Tenant is an entity whose outstanding stock is listed on a recognized U.S. securities exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed; provided, however, that Tenant shall give Landlord written notice at least 30 days prior to the effective date of such change in ownership or control.

E.                                      No Consent Required. Tenant may assign its entire interest under this Lease to its Affiliate (defined below) or to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied in Landlord’s reasonable discretion (a “Permitted Transfer”): (1) no uncured event of default exists under this Lease; (2) Tenant’s successor shall own all or substantially all of the assets of Tenant; (3) such Affiliate or successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization; (4) no portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer; (5) such Affiliate’s or successor’s use of the Premises shall not conflict with the Permitted Use or any exclusive usage rights granted to any other tenant in the Building; (6) neither the Transfer nor any consideration payable to Landlord in connection therewith adversely affects the real estate investment trust qualification tests applicable to Landlord or its Affiliates; (7) such Affiliate or successor is not and has not been involved in litigation with Landlord or any of Landlord’s Affiliates; and (8) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed Transfer, along with all applicable documentation and other information necessary for Landlord to determine that the requirements of this Section 11.E have been satisfied, including if applicable, the qualification of such proposed transferee as an Affiliate of Tenant. The term “Affiliate” means any person or entity controlling, controlled by or under common control with Tenant or Landlord, as applicable. If requested by Landlord, the Affiliate or successor shall sign a commercially reasonable form of assumption agreement.

12.                                 Liens. Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant. If a lien is so placed, Tenant shall, within 10 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall, within 30 days after receipt of an invoice from Landlord, reimburse Landlord for any amount paid by Landlord, including reasonable attorneys’ fees, to bond or insure over the lien or discharge the lien.

13.                                 Indemnity. Subject to Article 15 Tenant shall hold Landlord, its trustees, Affiliates, subsidiaries, members, principals, beneficiaries, partners, officers, directors, shareholders, employees, Mortgagee(s) (defined in Article 25) and agents (including the manager of the Property) (collectively, “Landlord Parties”) harmless from, and indemnify and defend such parties against, all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including reasonable attorneys’ fees and other professional fees that may be imposed upon, incurred by or asserted against any of such indemnified parties (each a “Claim” and collectively “Claims”) that arise out of or in connection with any damage or injury occurring in the Premises. Provided Landlord Parties are properly named as additional insureds in the policies required to be carried under this Lease, and except as otherwise expressly provided in this Lease, the indemnity set forth in the preceding sentence shall be limited to the greater of (A) $4,000,000, and (B) the aggregate amount of general/umbrella liability insurance actually carried by Tenant. Subject to Articles 9.B, 15 and 20, Landlord shall hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, shareholders, employees and agents (collectively, “Tenant Parties”) harmless from, and indemnify and defend such parties against, all Claims that arise out of or in connection with any damage or injury occurring in or on the Property (excluding the Premises), to the same extent the Tenant Parties would have been covered had they been named as additional insureds on the commercial general liability insurance policy required to be carried by Landlord under this Lease. The indemnity set forth in the preceding sentence shall be limited to the amount of $4,000,000.

14.                                 Insurance.

A.                                    Tenant’s Insurance. Tenant shall maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) commercial general liability insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a per occurrence limit of no less than $1,000,000; (2) causes of loss-special form (formerly “all risk”) property insurance, including flood and earthquake, covering all above building standard leasehold improvements and Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”) in the amount of the full replacement cost thereof; (3) business income (formerly “business interruption”) insurance written on an actual loss sustained form or with sufficient limits to address reasonably anticipated business interruption losses; (4) business automobile liability insurance to cover all owned, hired and nonowned automobiles owned or operated by Tenant providing a minimum combined single limit of $1,000,000; (5) workers’ compensation insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute (provided, however, if no workers’ compensation insurance is statutorily required, Tenant shall carry workers’ compensation insurance in a minimum amount of $500,000); (6) employer’s liability insurance in an amount of at least $500,000 per occurrence; and (7) umbrella liability insurance that follows form in excess of the limits specified in (1), (4) and (6) above, of no less than $3,000,000 per occurrence and in the aggregate. Any company underwriting any of Tenant’s Insurance shall have, according to A.M. Best Insurance Guide, a Best’s rating of not less than A- and a Financial Size Category of not less than VIII. All commercial general liability, business automobile liability and umbrella liability insurance policies shall name Landlord (or any successor), Landlord’s property manager, Landlord’s Mortgagee (if any), and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as “additional insureds” and shall be primary with Landlord’s policy being secondary and noncontributory. If any aggregate limit is reduced because of losses paid to below 75% of the limit required by this Lease, Tenant will notify Landlord in writing within 10 days of the date of reduction. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance and all required endorsements evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided access to the Premises for any reason, and upon renewals at least 10 days prior to the expiration of the insurance coverage. All of Tenant’s Insurance policies, endorsements and certificates will be on forms and with deductibles and self-insured retention, if any, reasonably acceptable to Landlord. The limits of Tenant’s insurance shall not limit Tenant’s liability under this Lease.

B.                                    Landlord’s Insurance. Landlord shall maintain: (1) commercial general liability insurance applicable to the Property which provides, on an occurrence basis, a minimum combined single limit of no less than $5,000,000 (coverage in excess of $1,000,000 may be provided by way of an umbrella/excess liability policy); and (2) causes of loss-special form (formerly “all risk”) property insurance on the Building in the amount of the replacement cost thereof, as reasonably estimated by Landlord. The foregoing insurance and any other insurance carried by Landlord may be effected by a policy or policies of blanket insurance and shall be for the sole benefit of Landlord and under Landlord’s sole control. Consequently, Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

15.                                 Mutual Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Tenant waives, and shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Landlord Parties for any loss or damage to Tenant’s business, any loss of use of the Premises, and any loss, theft or damage to Tenant’s Property (including Tenant’s automobiles or the contents thereof), INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY LANDLORD PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance. In addition, Landlord shall cause its insurance carrier(s) and any other party claiming through or under such carrier(s), by way of subrogation or otherwise, to waive any and all rights of recovery, Claim, action or causes of action against all Tenant Parties for any loss of or damage to or loss of use of the Building, any additions or improvements to the Building, or any contents thereof, INCLUDING ALL RIGHTS (BY WAY OF SUBROGATION OR OTHERWISE) OF RECOVERY, CLAIMS, ACTIONS OR CAUSES OF ACTION ARISING OUT OF THE NEGLIGENCE OF ANY TENANT PARTY, which loss or damage is (or would have been, had the insurance required by this Lease been maintained) covered by insurance.

16.                                 Casualty Damage.

A.                                    Repair or Termination by Landlord. If all or any part of the Premises are damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises have been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) an uninsured loss of the Building occurs notwithstanding Landlord’s compliance with Section 14.B above. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty. If Landlord does not terminate this Lease under this Section 16.A, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and/or the Premises to substantially the same condition as existed immediately prior to the date of damage; provided, however, that Landlord shall only be required to reconstruct building standard leasehold improvements existing in the Premises as of the date of damage, and Tenant shall be required to pay the cost for restoring any other leasehold improvements. However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord.

B.                                    Timing for Repair; Termination by Either Party. If all or any portion of the Premises is damaged as a result of fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date of damage, then regardless of anything in Section 16.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of any of the Tenant Parties. If neither party terminates this Lease under this Section 16.B, then Landlord shall repair and restore the Premises in accordance with, and subject to the limitations of, Section 16.A.

C.                                    Abatement. In the event a material portion of the Premises is damaged as a result of a fire or other casualty, the Base Rent and Operating Expenses shall abate for the portion of the Premises that is damaged and not usable by Tenant until substantial completion of the repairs and restoration required to be made by Landlord pursuant to Section 16.A. Tenant, however, shall not be entitled to such abatement if the fire or other casualty was caused by the negligence or intentional misconduct of any of the Tenant Parties. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

17.                                 Condemnation. Either party may terminate this Lease if the whole or any material part of the Premises are taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate this Lease under this Article 17, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted by Landlord. In addition, Base Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property (excluding above building standard leasehold improvements) and Tenant’s reasonable relocation expenses, provided the filing of such claim does not diminish the award which would otherwise be receivable by Landlord.

18.                                 Events of Default. Tenant shall be considered to be in default under this Lease upon the occurrence of any of the following events of default:

A.                                    Tenant’s failure to pay when due all or any portion of the Rent (“Monetary Default”); provided that the first such failure during any consecutive 12 month period shall not be a Monetary Default if Tenant pays the amount due within 5 days after written notice from Landlord.

B.                                    Tenant’s failure to perform any of the obligations of Tenant in the manner set forth in Articles 14, 23, 24 or 25 (a “Time Sensitive Default”).

C.                                    Tenant’s failure (other than a Monetary Default or a Time Sensitive Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed an additional 30 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within the 10 day period following Landlord’s initial written notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with this Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with the same specific term, provision or covenant of this Lease on more than two (2) occasions during any 12 month period, Tenant’s subsequent violation of the same term, provision or covenant shall, at Landlord’s option, be deemed an incurable event of default by Tenant.

D.                                    Tenant or any Guarantor becomes insolvent, files a petition for protection under the U.S. Bankruptcy Code (or similar Law) or a petition is filed against Tenant or any Guarantor under such Laws and is not dismissed within 45 days after the date of such filing, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

E.                                      The leasehold estate is taken by process or operation of Law.

F.                                      Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord, including any lease or agreement for parking.

19.                            Remedies.

A.                                    Landlord’s Remedies. Upon any default, Landlord shall have the right without notice or demand (except as provided in Article 18) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:

(1)                                  Terminate this Lease;

(2)                                  Re-enter the Premises, change locks, alter security devices and lock out Tenant or terminate Tenant’s right of possession of the Premises without terminating this Lease, and without complying with applicable Law, the benefits of which are waived by Tenant to the fullest extent permitted by applicable Law;

(3)                                  Remove and store, at Tenant’s expense, all the property in the Premises using such lawful force as may be necessary;

(4)                                  Cure such event of default for Tenant at Tenant’s expense (plus a 5% administrative fee);

(5)                                  Withhold or suspend payment of sums Landlord would otherwise be obligated to pay to Tenant under this Lease or any other agreement;

(6)                                  Require all future payments to be made by cashier’s check, money order or wire transfer after the first time any check is returned for insufficient funds, or the second time any sum due hereunder is more than five (5) days late;

(7)                                  Apply any Security Deposit as permitted under this Lease; and/or

(8)                                  Recover such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable Law, including any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of events would be likely to result therefrom.

B.                                    Measure of Damages.

(1)                                  Calculation. If Landlord either terminates this Lease or terminates Tenant’s right to possession of the Premises, Tenant shall immediately surrender and vacate the Premises and pay Landlord on demand: (a) all Rent accrued through the end of the month in which the termination becomes effective; (b) interest on all unpaid Rent from the date due at a rate equal to the lesser of 18% per annum or the highest interest rate permitted by applicable Law; (c) all expenses reasonably incurred by Landlord in enforcing its rights and remedies under this Lease, including all reasonable legal expenses; (d) Costs of Reletting (defined below); and (e) all Landlord’s Rental Damages (defined below). In the event that Landlord relets the Premises for an amount greater than the Rent due during the Term, Tenant shall not receive a credit for any such excess.

(2)                                  Definitions. “Costs of Reletting” shall include commercially reasonable costs, losses and expenses incurred by Landlord in reletting all or any portion of the Premises including, without limitation, the cost of removing and storing Tenant’s furniture, trade fixtures, equipment, inventory or other property, repairing and/or demolishing the Premises, removing and/or replacing Tenant’s signage and other fixtures, making the Premises ready for a new tenant, including the cost of advertising, commissions, architectural fees, legal fees and leasehold improvements, and any allowances and/or concessions provided by Landlord. “Landlord’s Rental Damages” shall mean the total Rent which Landlord would have received under this Lease (had Tenant made all such Lease payments as required) for the remainder of the Term minus the fair rental value of the Premises for the same period, or, if the Premises are relet, the actual rental value (not to exceed the Rent due during the Term), both discounted to present value at the Prime Rate (defined below) in effect upon the date of determination. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank’s prime or base rate.

(3)                                  Landlord’s Alternative Calculation. Because future market rental rates, and the costs or time involved in reletting may be uncertain and difficult to determine at the time of Tenant’s default, the parties agree that Landlord may in its sole discretion elect to recover, in lieu of calculating damages under Section 19.B(1)(d) and (e) above (but without limiting damages under Section 19.B(1)(a) and (b) above), the sum of (a) the unamortized portion of all costs, losses and expenses incurred by Landlord as a result of entering into the Lease, and (b) twenty five percent (25%) of the total nominal Rent which Landlord would have received under this Lease (had Tenant made all such Rent payments as required) for the remainder of the Term, which the parties agree is a fair and reasonable estimate of Landlord’s Rental Damages and the Costs of Reletting.

C.                                    Tenant Not Relieved from Liabilities. Unless expressly provided in this Lease, the repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. In addition, Tenant shall not be relieved of its liabilities under this Lease, nor be entitled to any damages hereunder, based upon minor or immaterial errors in the exercise of Landlord’s remedies. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity. If Tenant fails to pay any amount when due hereunder (after the expiration of any applicable cure period), Landlord shall be entitled to receive interest on any unpaid item of Rent from the date initially due (without regard to any applicable grace period) at a rate equal to the lesser of 18% per annum or the highest rate permitted by Law. In addition, if Tenant fails to pay any item or installment of Rent when due (after the expiration of any applicable cure period), Tenant shall pay Landlord an administrative fee equal to 5% of the past due Rent. However, in no event shall the charges permitted under this Section 19.C or elsewhere in this Lease, to the extent they are considered interest under applicable Law, exceed the maximum lawful rate of interest. If any payment by Tenant of an amount deemed to be interest results in Tenant having paid any interest in excess of that permitted by Law, then it is the express intent of Landlord and Tenant that all such excess amounts theretofore collected by Landlord be credited against the other amounts owing by Tenant under this Lease. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises. NOTWITHSTANDING ANY OTHER PROVISION OF THIS LEASE TO THE CONTRARY, TENANT SHALL HOLD LANDLORD PARTIES HARMLESS FROM AND INDEMNIFY AND DEFEND SUCH PARTIES AGAINST, ALL CLAIMS THAT ARISE OUT OF OR IN CONNECTION WITH A BREACH OF THIS LEASE, SPECIFICALLY INCLUDING ANY VIOLATION OF APPLICABLE LAWS OR CONTAMINATION (DEFINED IN ARTICLE 30) CAUSED BY A TENANT PARTY.

D.                                    Mitigation of Damages. Upon termination of Tenant’s right to possess the Premises, Landlord shall, only to the extent required by Law, use objectively reasonable efforts to mitigate damages by reletting the Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Premises to a prospective new tenant with respect to whom Landlord would be entitled to withhold its consent pursuant to Section 11.A, or who (1) is an Affiliate, parent or subsidiary of Tenant; (2) is not acceptable to any Mortgagee of Landlord; (3) requires improvements to the Premises to be made at Landlord’s expense; or (4) is unwilling to accept lease terms then proposed by Landlord, including: (a) leasing for a shorter or longer term than remains under this Lease; (b) re-configuring or combining the Premises with other space, (c) taking all or only a part of the Premises; and/or (d) changing the use of the Premises. Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is a part, or (ii) to accept below market rental rates for the Premises or any rate that would negatively impact the market rates for the Building. To the extent that Landlord is required by applicable Law to mitigate damages, Tenant must plead and prove by clear and convincing evidence that Landlord failed to so mitigate in accordance with the provisions of this Section 19.D, and that such failure resulted in an avoidable and quantifiable detriment to Tenant.

E.                                      Landlord’s Lien. To secure Tenant’s obligations under this Lease, Tenant grants Landlord a contractual security interest on all of Tenant’s inventory, goods, consumer goods and equipment now or hereafter situated in the Premises and all proceeds therefrom, including insurance proceeds (collectively, “Collateral”). No Collateral shall be removed from the Premises without Landlord’s prior written consent until all of Tenant’s obligations are fully satisfied (except in the ordinary course of Tenant’s business). Upon any event of default,

Landlord may, to the fullest extent permitted by Law and in addition to any other remedies provided herein, enter upon the Premises and take possession of any Collateral without being held liable for trespass or conversion, and sell the same at public or private sale, after giving Tenant at least 10 days written notice (or more if required by Law) of the time and place of such sale. Such notice may be sent with or without return receipt requested. Unless prohibited by Law, any Landlord Party may purchase any Collateral at such sale. Subject to applicable Law, the proceeds from such sale, less Landlord’s expenses, including reasonable attorneys’ fees and other expenses, shall be credited against Tenant’s obligations. Any surplus shall be paid to Tenant (or as otherwise required by Law) and any deficiency shall be paid by Tenant to Landlord upon demand. Tenant hereby authorizes Landlord to file a financing statement sufficient to perfect the foregoing security interest, or to file a copy of this Lease as a financing statement, as permitted under Law. Notwithstanding the foregoing, Landlord agrees, from time to time, at the written request of Tenant at least 60 days prior to the proposed date of any loan or extension of credit, to expressly subordinate its foregoing contractual lien rights in Collateral (as well as any non-contractual lien granted to Landlord by Law in Collateral) to the security interests of one or more third party lender(s) providing financing for Tenant’s business operations during the Term, provided that (i) there is no uncured event of default by Tenant under the Lease at the time of such subordination; (ii) such subordination shall be limited to the specified items, amount and time stated in the subordinating instrument; and (iii) such subordination shall be in writing, signed by all parties and in a form prescribed by Landlord, which form is attached hereto as Exhibit I.

20.                                 Limitation of Liability. Notwithstanding anything to the contrary contained in this Lease, the liability of Landlord (and of any successor Landlord) to Tenant (or any person or entity claiming by, through or under Tenant) shall be limited to the interest of Landlord in the Property. Tenant shall look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord. No Landlord Party shall be personally liable for any judgment or deficiency. Before filing suit for an alleged default by Landlord, Tenant shall give Landlord and the Mortgagee(s) (defined in Article 25) whom Tenant has been notified hold Mortgages (defined in Article 25) on the Property, Building or Premises, notice and reasonable time to cure the alleged default. Tenant hereby waives all claims against all Landlord Parties for consequential, special or punitive damages allegedly suffered by any Tenant Parties, including lost profits and business interruption.

21.                                 No Waiver. Neither party’s failure to declare a default immediately upon its occurrence or delay in taking action for a default shall constitute a waiver of the default, nor shall it constitute an estoppel. Neither party’s failure to enforce its rights for a default shall constitute a waiver of that party’s rights regarding any subsequent default.

22.                                 Tenant’s Right to Possession. Provided Tenant pays the Rent and fully performs all of its other covenants and agreements under this Lease, Tenant shall have the right to occupy the Premises without hindrance from Landlord or any person lawfully claiming through Landlord, subject to the terms of this Lease, all Mortgages, insurance requirements and applicable Law. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of any Landlord Parties.

23.                                 Relocation. Intentionally deleted.

24.                                 Holding Over. Except for any permitted occupancy by Tenant under Article 29, if Tenant or any party claiming by, through or under Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, the continued occupancy of the Premises shall be that of a tenancy at sufferance. Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 200% of the greater of: (A) the sum of the Base Rent and the OE Payment due for the period immediately preceding the holdover; or (B) the fair market gross rental for the Premises. Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease; provided, however, so long as no other uncured event of default exists under the Lease, for the first 30 days of any such holdover Tenant shall pay only 150% of such greater amount. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, such failure shall constitute a Time Sensitive Default hereunder; and notwithstanding any other provision of this Lease to the contrary, TENANT SHALL BE LIABLE TO LANDLORD FOR, AND SHALL PROTECT LANDLORD FROM AND INDEMNIFY AND DEFEND LANDLORD AGAINST, ALL LOSSES AND DAMAGES, INCLUDING ANY CLAIMS MADE BY ANY SUCCEEDING TENANT RESULTING FROM SUCH FAILURE TO VACATE, AND ANY CONSEQUENTIAL DAMAGES THAT LANDLORD SUFFERS FROM THE HOLDOVER.

25.                                 Subordination to Mortgages; Estoppel Certificate. Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently affecting the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively, a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.” This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in this Lease, Tenant shall, without charge, attorn to the successor-in-interest. Tenant shall, within 5 days after receipt of a written request from Landlord, execute and deliver an estoppel certificate to those parties as are reasonably requested by Landlord (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to the best of Tenant’s knowledge, there is no default (or stating with specificity the nature of the alleged default) and certifying other matters with respect to this Lease that may reasonably be requested. Tenant’s failure to provide any estoppel certificate within the 5 day period specified above, and the continuation of such failure for a period of 5 days after Landlord delivers a second written notice requesting same, shall constitute a Time Sensitive Default under this Lease. Landlord shall use reasonable efforts to obtain Landlord’s Mortgagee’s then-current form of nondisturbance agreement for the benefit of Tenant.

26.                                 Attorneys’ Fees. If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys’ fees.

27.                                 Notice. If a demand, request, approval, consent or notice (collectively, a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service, or sent by facsimile, at the party’s respective Notice Address(es) set forth in Article 1, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery (which, in the case of delivery by facsimile, shall be deemed to occur at the time of delivery indicated on the electronic confirmation of the facsimile) or the date on which delivery is first refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

28.                                 Reserved Rights. This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (A) roofs, (B) telephone, electrical and janitorial closets, (C) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (D) rights to the land and improvements below the floor of the Premises, (E) the improvements and air rights above the Premises, (F) the improvements and air rights outside the demising walls of the Premises, (G) the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building, and (H) any other areas designated from time to time by Landlord as service areas of the Building. Tenant shall not have the right to install or operate any equipment producing radio frequencies, electrical or electromagnetic output or other signals, noise or emissions in or from the Building without the prior written consent of Landlord. To the extent permitted by applicable Law, Landlord reserves the right to restrict and control the use of such equipment. Landlord has the right to change the Building’s name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

29.                                 Surrender of Premises. All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Removable Property (defined below) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear excepted. As used herein, the term “Tenant’s Removable Property” shall mean: (A) Cable installed by or for the benefit of Tenant and located in the Premises or other portions of the Building; (B) any Leasehold Improvements that are installed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (“Special Installations”); and (C) Tenant’s personal property. Landlord shall, within 10 Business Days after its receipt of a written request therefor from Tenant (which request must make reference to this Section 29 of the Lease), notify Tenant in writing whether any Leasehold Improvements to be constructed in the Premises constitutes Special Installations. Notwithstanding the foregoing, Landlord may, in Landlord’s sole discretion and at no cost to Landlord, require Tenant to leave any of its Special Installations in the Premises. If Tenant fails to remove any of Tenant’s Removable Property (other than Special Installations which Landlord has designated to remain in the Premises) within 2 days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Removable Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Removable Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Removable Property. To the fullest extent permitted by applicable Law, any unused portion of Tenant’s Security Deposit may be applied to offset Landlord’s costs set forth in the preceding sentence. In addition, if Tenant fails to remove Tenant’s Removable Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Removable Property to be abandoned, and title to Tenant’s Removable Property (except with respect to any Hazardous Material [defined in Article 30]) shall be deemed to be immediately vested in Landlord. Except for Special Installations designated by Landlord to remain in the Premises, Tenant’s Removable Property shall be removed by Tenant before the Expiration Date; provided that upon Landlord’s prior written consent (which must be requested by Tenant at least 30 days in advance of the Expiration Date and which shall not be unreasonably withheld), Tenant may remain in the Premises for up to 5 days after the Expiration Date for the sole purpose of removing Tenant’s Removable Property. Tenant’s possession of the Premises for such purpose shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and the OE Payment on a per diem basis at the rate in effect for the last month of the Term. In the event this Lease is terminated prior to the Expiration Date, Tenant’s Removable Property (except for Special Installations designated by Landlord to remain in the Premises) shall be removed by Tenant on or before such earlier date of termination. Tenant shall repair damage caused by the installation or removal of Tenant’s Removable Property.

30.                                 Hazardous Materials.

A.                                    Restrictions. No Hazardous Material (defined below) (except for de minimis quantities of household cleaning products and office supplies used in the ordinary course of Tenant’s business at the Premises and that are used, kept and disposed of in compliance with Laws) shall be brought upon, used, kept or disposed of in or about the Premises or the Property by any Tenant Parties or any of Tenant’s transferees, contractors or licensees without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole and absolute discretion. Tenant’s request for such consent shall include a representation and warranty by Tenant that the Hazardous Material in question (1) is necessary in the ordinary course of Tenant’s business, and (2) shall be used, kept and disposed of in compliance with all Laws.

B.                                    Remediation. Tenant shall, at its expense, monitor the Premises for the presence of Hazardous Materials or conditions which may reasonably give rise to Contamination (defined below) and promptly notify Landlord if it suspects Contamination in the Premises. Landlord may, at its option, remediate Contamination caused by a Tenant Party or its contractors or invitees, and in such event, Tenant shall reimburse Landlord for the cost thereof, plus a 5% administrative fee.

C.                                    Definitions. For purposes of this Article 30, a “Hazardous Material” is any substance (1) the presence of which requires, or may hereafter require, notification, investigation or remediation under any Laws or (2) which is now or hereafter defined, listed or regulated by any governmental authority as a “hazardous waste”, “extremely hazardous waste”, “solid waste”, “toxic substance”, “hazardous substance”, “hazardous material” or “regulated substance”, or otherwise regulated under any Laws. “Contamination” means the existence or any release or disposal of a Hazardous Material or biological or organic contaminant, including any such contaminant which could adversely impact air quality, such as mold, fungi or other bacterial agents in, on, under, at or from the Premises, the Building or the Property which may result in any liability, fine, use restriction, cost recovery lien, remediation requirement, or other government or private party action or imposition affecting any Landlord Party. For purposes of this Lease, claims arising from Contamination shall include diminution in value, restrictions on use, adverse impact on leasing space, and all costs of site investigation, remediation, removal and restoration work, including response costs under CERCLA and similar statutes.

D.                                    Reports, Surveys and Acceptance of Premises. All current surveys or reports prepared for the Property regarding the presence of Hazardous Materials (if any) in the Building are available for inspection by Tenant in the office of the Property manager. With respect to Hazardous Materials, Tenant hereby (1) accepts full responsibility for reviewing any such surveys and reports and satisfying itself prior to the execution of this Lease as to the acceptability of the Premises under Section 3.B above, and (2) acknowledges and agrees that this provision satisfies all notice requirements under applicable Law. In the event Tenant performs or causes to be performed any test on or within the Premises for the purpose of determining the presence of a Hazardous Material, Tenant shall obtain Landlord’s prior written consent and use a vendor approved by Landlord for such testing. In addition, Tenant shall provide to Landlord a copy of such test within 10 days of Tenant’s receipt.

31.                                 Miscellaneous.

A.                                    Governing Law; Jurisdiction and Venue; Severability; Paragraph Headings. This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the state in which the Property is located. All obligations under this Lease are performable in the county or other jurisdiction where the Property is located, which shall be venue for all legal actions. If any term or provision of this Lease shall be invalid or unenforceable, then such term or provision shall be automatically reformed to the extent necessary to render such term or provision enforceable, without the necessity of execution of any amendment or new document. The remainder of this Lease shall not be affected, and each remaining and reformed provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of this Lease. The words “include”, “including” and similar words will not be construed restrictively to limit or exclude other items not listed.

B.                                    Recording. Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C.                                    Force Majeure. Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist attacks (including bio-chemical attacks), civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

D.                                    Transferability; Release of Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

E.                                      Brokers. Tenant represents that it has dealt directly with and only with HerronWilliams, LLC (whose commission shall be paid by Landlord pursuant to a separate written agreement) in connection with this Lease. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through or under the indemnifying party, other than the broker(s) specifically identified above.

F.                                      Authority; Joint and Several Liability. Landlord covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Landlord is authorized to do so on behalf of Landlord, this Lease is binding upon and enforceable against Landlord, and Landlord is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. Similarly, Tenant covenants, warrants and represents that each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant, this Lease is binding upon and enforceable against Tenant; and Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

G.                                    Time is of the Essence; Relationship; Successors and Assigns. Time is of the essence with respect to Tenant’s performance of its obligations and the exercise of any expansion, renewal or extension rights or other options granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

H.                                    Survival of Obligations. The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections 4.A, 4.B, and 4.C, and under Articles 6, 8, 12, 13, 19, 24, 29 and 30 shall survive the expiration or early termination of this Lease.

I.                                         Binding Effect. Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and delivered to the other party.

J.                                      Full Agreement; Amendments. This Lease contains the parties’ entire agreement regarding the subject matter hereof. All understandings, discussions, and agreements previously made between the parties, written or oral, are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant. The exhibits and riders attached hereto are incorporated herein and made a part of this Lease for all purposes.

K.                                    Tax Waiver. Tenant waives all rights pursuant to all Laws to contest any taxes or other levies or protest appraised values or receive notice of reappraisal regarding the Property (including Landlord’s personalty), irrespective of whether Landlord contests same.

L.                                     Method of Calculation. Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of this Lease for determining charges and amounts payable by Tenant are commercially reasonable and valid and constitute satisfactory methods for determining such charges and amounts as required by Section 93.004 (assessment of charges) of the Texas Property Code, as enacted by House Bill 2186, 77th Legislature. Tenant further voluntarily and knowingly waives (to the fullest extent permTted by applicable Law) all rights and benefits of Tenant under such section, as it now exists or as it may be hereafter amended or succeeded.

M.                                  Waiver of Consumer Rights. TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY ADOPTS THIS WAIVER.

N.                                    Storage Space. Subject to availability and provided that Tenant is not in default under this Lease, Landlord agrees to make storage space in the Building available to Tenant at a rate of $12.00 per Rentable Square Foot upon 30 days prior written notice by Tenant. At such time as Tenant elects to lease storage space in accordance with this Section 31.N, Tenant agrees to execute a storage space rental agreement, substantially in the form attached hereto as Exhibit H or as otherwise reasonable required by Landlord.

[SIGNATURES ON FOLLOWING PAGE]

Landlord and Tenant have executed this Lease as of the Effective Date specified below Landlord’s signature.

LANDLORD:

CRESCENT REAL ESTATE FUNDING VIII, L.P.,
a Delaware limited partnership

By:	CRE Management VIII, LLC, a Delaware
limited liability company, its general partner

By:	Crescent Real Estate Equities, Ltd.,
a Delaware corporation, its manager

	By:	/s/ Robert H. Boykin, Jr.
Robert H. Boykin, Jr.
Regional Vice President
Leasing & Marketing, Houston Region

Effective Date:		August 11, 2003

TENANT:

NETSPEND CORPORATION,
a Delaware corporation

By:	/s/ Stephen W. Reesing
Name:	Stephen W. Reesing
Title:	CFO

EXHIBIT A-1

OUTLINE AND LOCATION OF PREMISES

A-1

EXHIBIT A-2

LEGAL DESCRIPTION OF PROPERTY

A FIELD NOTE DESCRIPTION OF A 1.75 ACRE TRACT OF LAND BEING ALL OF BLOCK 85 ORIGINAL CITY OF AUSTIN, TRAVIS COUNTY, TEXAS. PLAT OF SAID ORIGINAL CITY OF AUSTIN BEING RECORDED AT THE GENERAL LAND OFFICE IN AUSTIN, TEXAS. SAID 1.75 ACRE TRACT BEING MORE PARTICULARLY DESCRIBED BY METES AND BOUNDS AS FOLLOWS:

COMMENCING at a concrete monument found in the intersection of the centerlines of East Eighth Street and Brazos Street.

THENCE S 26°03’01” E, a distance of 56.52 feet to a punchhole set in concrete at the intersection of the south right-of-way line of East Eighth Street and the east right-of-way lines of Brazos Street, and being a perpendicular distance of 40.00 feet east of the said monumented centerline of Brazos Street and being a perpendicular distance of 40.00 feet south of the monumented centerline of East Eighth Street for the northwest corner and POINT OF BEGINNING hereof;

THENCE with the west line of said Block 85 being parallel to and a perpendicular distance of 40.00 feet east of the said monumented centerline of Brazos Street S 19°00’00” W, for a distance of 276.59 feet to an iron pin in the north right-of-way line of East Seventh Street and being a perpendicular distance of 40.00 feet north of the monumented centerline of East Seventh Street for the southwest corner hereof;

THENCE with the south line of said block 85 being parallel to and a perpendicular distance of 40.00 feet north of the monumented centerline of East Seventh Street S 71°06’51” E, a distance of 276.17 feet to an iron pin set in the west right-of-way line of San Jacinto Street and being a perpendicular distance of 40.00 feet to the west of said monumented centerline of San Jacinto Street for the southeast corner hereof;

THENCE with the east line of said Block 85 being parallel to and a perpendicular distance of 40.00 feet west of the monumented centerline of San Jacinto Street N 18°59’22” E, for a distance of 276.52 feet to an iron pin set in the south right-of-way line of East Eighth Street and being a perpendicular distance of 40.00 feet south of the said monumented centerline of East Eighth Street and being a perpendicular distance of 40.00 feet south of the said monumented centerline of East Eight Street for the northeast corner hereof;

THENCE with the north line of said Block 85 being parallel to and a perpendicular distance of 40.00 feet south of the monumented centerline of East Eighth Street N 71°06’03” W, a distance of 276.12 feet to the POINT OF BEGINNING and containing 1.75 acres of land, more or less.

A-2

EXHIBIT B

RULES AND REGULATIONS

1.                                  Sidewalks, halls, passageways, exits, entrances, elevators, escalators, stairways, and other common areas shall not be obstructed by Tenant or used by Tenant for any purpose other than for ingress to and egress from the Premises. Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of the Landlord, shall be prejudicial to the safety, character, reputation or interests of the Building, including its tenants and occupants. Nothing shall be swept or thrown into the corridors, halls, elevators or stairways.

2.                                  No sign, placard, picture, name, advertisement or notice (a “Sign”) visible from the exterior of the Premises shall be inscribed, painted, affixed, installed or displayed by Tenant without the prior written consent of Landlord. Absent any such consent, Landlord shall have the right to remove any Sign without notice to and at the expense of Tenant. Any such consent shall be deemed to relate to only the particular Sign so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the prior written consent of Landlord with respect to any other Sign. All approved Signs or lettering on doors and walls shall be inscribed, painted, affixed, installed, printed or otherwise displayed, at the expense of Tenant, by a person approved by Landlord and in a manner or style acceptable to Landlord.

3.                                  No curtains, draperies, blinds, shutters, shades, screens or other coverings, awnings, hangings or decorations shall be installed or used in connection with any window or door of the Premises without the prior written consent of Landlord, except for normal and customary interior decorations to the Premises not visible from the exterior of the Building. In any event, any such items shall be installed so as to face the interior surface of the standard window treatment established by Landlord and shall in no way be visible from the exterior of the Building. No articles shall be placed or kept on the windowsills or any terraces so as to be visible from the exterior of the Building. No articles shall be placed against glass partitions or doors which might appear unsightly from the outside the Premises. No sashes, sash doors, skylights, windows or doors that reflect or admit light or air into the halls, passageways or other public places in the Building shall be covered or obstructed by Tenant without the prior written consent of Landlord.

4.                                  Tenant shall not employ or permit any person(s) other than the janitorial contractor of the Landlord to clean the Premises without the prior written consent of Landlord. In the event of any permitted person being employed by Tenant to do janitorial work, while in the Building and outside of the Premises such person(s) shall be subject to the control and direction of the Building’s management office (not as an agent or servant of Landlord); however, Tenant shall in all cases be responsible for the acts of such person(s).

5.                                  Tenant and its employees, upon daily departure, shall cause (a) the doors of the Premises to be securely locked, and (b) to the extent practical shut off all faucets, valves and other control apparatuses to water and other resources, so as to prevent waste or damage. With the exception of permitting ingress and egress to the Building, Tenant shall keep doors(s) to the Building’s corridors on multi-tenant floors of the Building closed at all times.

6.                                  Tenant shall not waste electricity, water, heating, air-conditioning or any other resources and shall cooperate fully with Landlord to assure the most effective utilization of such Building resources. Tenant shall not attempt to adjust any Building resource controls other than any thermostats specifically installed for Tenant’s use. No heating, air-conditioning unit or other similar apparatus shall be installed or used by Tenant without the prior written consent of Landlord.

7.                                  Tenant shall not alter any lock or access device, nor shall Tenant install any new or additional lock, access device or bolt on any door of the Premises without the prior written consent of Landlord. In the event of any permitted installation, Tenant shall in each case furnish Landlord with a key for any such lock or device.

8.                                  Landlord shall furnish Tenant, at no cost to Tenant, two (2) keys to the Premises. Tenant shall pay a reasonable charge for any additional keys furnished by Landlord. Any card-keys issued by Landlord shall upon such issuance require payment of a refundable deposit in an amount reasonably determined from time to time by Landlord. Tenant shall not make or have made copies of any keys or card-keys furnished by Landlord. Tenant shall, upon the expiration or sooner termination of its tenancy, deliver to Landlord all of such keys and card-keys, together with any of the keys relating to the Premises including, but not limited to, all keys to any vaults or safes which remain on the Premises. In the event of the loss of any keys furnished by Landlord to Tenant, Tenant shall pay Landlord (a) the cost thereof (less any deposit paid by Tenant) or (b) the cost of changing the subject lock(s) or access device(s) if Landlord deems it necessary to make such change.

9.                                  The toilet rooms, toilets, urinals, washbowls, plumbing fixtures and any other Building apparatus shall not be used for any purpose other than that for which they were constructed; and no foreign substance of any kind shall be thrown therein. Any loss, cost or expense relating to any breakage, stoppage or damage resulting from any violation of this rule shall be borne by Tenant.

10.                            Tenant shall not permit any cooking on the Premises (except that private, non commercial use by Tenant and its employees of Underwriters’ Laboratory-approved equipment for the preparation of coffee, tea, hot chocolate and similar beverages, and for the heating of foods, shall be permitted; provided that such equipment is used in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations). The Premises shall not be used for lodging or sleeping purposes. If the Premises becomes infested with vermin or pests, Tenant, at its sole cost and expense, shall have such pests exterminated by Landlord approved exterminators.

11.                            All tenants will refer any contractors, contractor’s representatives and installation technicians rendering any services to them to Landlord for Landlord’s supervision and approval prior to commencement of any work.

12.                            Tenant shall not install any radio or television antenna, loudspeaker or other device on the roof or exterior of the Building. Tenant shall not interfere with any radio or television broadcast or reception from within the Building.

13.                            The freight elevator shall be available for use by Tenant, subject to reasonable scheduling by Landlord. No furniture, freight, equipment, materials, supplies, packages, merchandise or other property shall be received in the Building or carried up or down the elevators, except between such hours and in such elevators designated by Landlord. Any deliveries, removals or relocations of large, bulky or voluminous items, such as furniture, office machinery and equipment, etc., can only be made after obtaining approval from the Landlord, which approval shall not be unreasonably withheld or delayed. The tenants assume all risks and shall indemnify and hold Landlord harmless against claims of damage to articles moved and injury to persons engaged in such movement, including without limitation damages and injury to equipment, property and personnel of Landlord resulting from acts in connection with such delivery, removal or relocation. All damages done to the Building by the installation or removal of any tenant’s property or caused by any tenant’s property within the Building, shall be repaired at the expense of such tenant.

14.                            Tenant shall not place a load upon any floor of the Premises which exceeds the load per square foot the floor was designed to carry, or any load allowed by law. Landlord shall have the right to prescribe the weight, size and position of safes, any library or other shelving, furniture or other heavy equipment brought into the Building, and Tenant shall bear the reasonable fees of any structural engineer hired by Landlord in connection therewith. Safes or other heavy objects shall, if considered necessary to Landlord, stand on wood strips of such thickness as determined by Landlord to be necessary to properly distribute the weight thereof. Landlord shall not be responsible for loss of or damage to any such safes or other heavy objects for any cause; all damages done to the Building by moving or maintaining of any such items shall be repaired at the expense of Tenant.

15.                            No machinery other than the kind considered usual and standard for general office use shall be operated by any tenant in its leased area without the prior written consent of Landlord. Business machines or mechanical equipment of Tenant, which causes noise or vibration that may be transmitted to the structure of the Building or any space therein to such a degree objectionable to Landlord or any other tenants or occupants of the Building, shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate such noise or vibration. Tenant shall bear the reasonable fees of any acoustical or structural engineer hired by Landlord in connection therewith.

16.                            Tenant shall not mark, drive nails or screws, or drill into the partitions, ceilings or floors of the Premises or in any way deface the Premises except for normal and customary interior decorations.

17.                            Tenant shall not install, maintain or operate on the Premises any vending machine without the prior written consent of Landlord.

18.                            No animals (other than those assisting the handicapped), including reptiles, birds, fish (or aquariums), or other non-human, non-plant living things or organic Christmas decor of any kind shall be allowed in the Building.

19.                            There shall not be used in the Building any hand trucks, except those equipped with rubber tires and side guards, or any other material handling equipment, except as approved in advance in writing by Landlord. No scooters, roller skates, roller blades, bicycles, and no other vehicles of any kind shall be brought into and operated within the Building. Bicycles and vehicles may only be parked in areas designated for such purpose.

20.                            Tenant shall store all of its trash and garbage within the interior of the Premises. No materials shall be placed in the Building’s trash boxes or receptacles if such material is of such a nature that it may not be disposed of in the ordinary and customary manner, or if such an act would violate any law or ordinance governing such removal and disposal.

21.                            Canvassing, soliciting, distributing of handbills or any other written material, and peddling in the Building are prohibited; Tenant shall cooperate to prevent such activity. Tenant shall not engage in office-to-office solicitation of business from other tenants or occupants of the Building.

22.                            Landlord reserves the right to exclude or to expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs, or who is in violation of any of these Rules and Regulations.

23.                            Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. No firearms or weapons of any kind are allowed within the Premises or the Building.

24.                            No tenant shall invite to its premises, or permit the visit of, persons in such numbers or under such conditions to interfere with the use and enjoyment of any of the plazas, entrances, corridors, escalators, elevators, and other facilities of the Building by other tenants.

25.                            Landlord will not be responsible for lost or stolen personal property, money or jewelry from any tenant’s Premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not, except as may be otherwise set forth in the Lease. Tenant assumes any and all responsibility for protecting the Premises from theft, robbery and pilferage by taking necessary steps including, but not limited to, keeping doors locked and other means of entry to the Premises closed.

26.                            Any additional or special requirements of Tenant shall be attended to only upon application to the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of the regular duties unless under special instructions from Landlord. No such employees shall admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

27.                            Landlord may waive any of these Rules and Regulations for the benefit of any particular tenant or occupant of the Building in any particular instance; however, no such waiver by Landlord shall be construed as a waiver of these Rules and Regulations with respect to any other tenant or occupant thereof. Any revised rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.

These Rules and Regulations including the addendum attached hereto are provided as a general guideline. Please refer to your Lease Agreement for information specific to your tenancy.

ADDENDUM TO BUILDING RULES AND REGULATIONS

THIS ADDENDUM is attached to and made part of the Rules and Regulations for the Building known as Austin Centre, Austin, Texas.

1.                                       Tenant shall provide Landlord with a list of all personnel authorized to enter the Building after hours (7:00 p.m. to 7:00 a.m., Monday through Friday and 24 hours a day on weekends and holidays).

2.                                       Anyone entering or leaving the Building after hours must sign their name, company, suite number and time of entry into the Building Register, and shall also show proper identification if requested.

3.                                       Any air conditioning/heating required during the periods of 6:00 p.m. to 7:00 a.m. Monday through Friday, noon to midnight Saturday (unless otherwise stipulated in the Lease), and 24 hours a day Sundays and holidays, shall be accessed by Tenant using the Building’s computerized system for such overtime services. Tenant shall be charged the prevailing hourly rate for such additional heating or air conditioning.

4.                                       Any furniture or equipment removed from the Building after hours must be listed on the Building Register. Description and serial numbers should be included. Pass out orders on Tenant’s stationary must be surrendered to the security officer in the lobby when any articles are being removed from the Building.

5.                                       Use of the freight elevator for furniture is limited to after hours on weekdays and on weekends and must be coordinated with the Property Management and Building Security to give better assistance.

6.                                       Names to be placed on or removed from the Directory Board in the lobby of the Building should be furnished to the Property Management Office in writing on Tenant’s letterhead.

7.                                       Tenant shall not use the Premises or permit the Premises to be used for photographic or multi-graph reproductions, except in connection with its own business.

8.                                       Tenant shall place solid pads under all rolling chairs such as may be used at desks or tables. Any damages caused to carpet by not having it shall be repaired or replaced at the expense of the Tenant.

9.                                       Tenant will not bring into, or keep about, the premises any bicycles. Bicycles and vehicles may only be parked in areas designated for such purposes.

10.                                 Smoking is prohibited in Austin Centre, including all interior common areas.

EXHIBIT C

COMMENCEMENT LETTER

Re:          Office Lease dated July    , 2003 (the “Lease”) between CRESCENT REAL ESTATE FUNDING VIII, L.P. (“Landlord”) and NETSPEND CORPORATION (“Tenant”) for the Premises, the Rentable Square Footage of which is 22,674 square feet, located on the 12th floor of the Building. Unless otherwise specified, all capitalized terms used herein shall have the same meanings as in the Lease.

Landlord and Tenant agree that:

1.                                       Landlord has fully completed all Landlord Work required under the terms of the Lease, if any.

2.                                       Tenant has accepted possession of the Premises. The Premises are usable by Tenant as intended; Landlord has no further obligation to perform any Landlord Work or other construction, and Tenant acknowledges that both the Building and the Premises are satisfactory in all respects.

3.                                       The Commencement Date of the Lease is                               , 2003.

4.                                       The Expiration Date of the Lease is the last day of                             , 2009.

5.                                       Tenant’s Address at the Premises after the Commencement Date is:

NetSpend Corporation

701 Brazos, Suite 1200

Austin, Texas 78701

Attention: Steve Reesing, CFO

Phone: (512) 473-2020 ext 225

Fax:

All other terms and conditions of the Lease are ratified and acknowledged to be unchanged.

EXECUTED as of                                   , 2003.

LANDLORD:

CRESCENT REAL ESTATE FUNDING VIII, L.P.,
a Delaware limited partnership

By:	CRE Management VIII, LLC, a Delaware limited liability company, its General Partner

	By:	Crescent Real Estate Equities, Ltd.,
a Delaware corporation, its Manager

By:
Robert H. Boykin, Jr.
Regional Vice President
Leasing & Marketing, Houston Region

TENANT:

NETSPEND CORPORATION,
a Delaware corporation

By:
Name:
Title:

C-1

EXHIBIT D
WORK LETTER

1.                                       Construction.  Landlord agrees to construct leasehold improvements (the “Landlord Work”) in a good and workmanlike manner in and upon the Premises at its sole cost and expense so long as the cost of the Landlord Work does not exceed $45,348.00 (the “Construction Allowance”) in accordance with construction drawings approved by both Landlord and Tenant (“Working Drawings”). The cost of all space planning and construction drawings shall be included in the cost of the Landlord Work and may be paid out of the Construction Allowance, to the extent sufficient funds are available for such purpose. Landlord agrees to seek 3 competitive bids from general contractors from Landlord’s approved bidding list, at least one of which shall be Trimbuilt. Only subcontractors from Landlord’s approved subcontractor list shall be allowed to work on the mechanical, electrical and plumbing components of the Building. Tenant shall be invited to the bid opening and allowed to participate in the selection of the successful bidder; provided Landlord shall make the final selection of the general contractor. Landlord will employ an experienced, licensed contractor to construct the Landlord Work and will require in the construction contract that such contractor construct the Landlord Work in a good and workmanlike manner and in compliance with all Applicable Laws; provided, however, Tenant will be solely responsible for determining whether or not Tenant is a public accommodation under The Americans with Disabilities Act and whether or not the Working Drawings comply with such laws and the regulations thereunder. The parties acknowledge that Landlord is not an architect or engineer, and that the Work will be designed and performed by independent architects, engineers and contractors. Accordingly, Landlord does not guarantee or warrant that the plans or Working Drawings will be free from errors or omissions, nor that the Work will be free from defects, and Landlord will have no liability therefor. In the event of such errors, omissions, or defects, Landlord will use reasonable efforts to cooperate in any action Tenant desires to bring against such parties. Any balance of the Construction Allowance remaining after completion of the Landlord Work may be utilized by tenant to offset any moving costs incurred by Tenant.

2.                                       Costs.  Costs to be incurred by Landlord in excess of the Construction Allowance shall be paid by Tenant to Landlord promptly upon demand prior to Landlord’s commencing construction. Change orders requested by Tenant and approved by Landlord after construction has commenced and which increase the cost of construction shall be paid by Tenant to Landlord promptly upon demand. Tenant further agrees to pay Landlord a fee of 5% of the contract price for the Work (the “Management Fee”) as compensation for Landlord’s supervision of the construction and installation of the Work on the commencement of construction thereof. Landlord and Tenant agree that the Management Fee may be paid out of the Construction Allowance to the extent funds are available for such purpose. Tenant agrees that in the event of default of payment thereof, Landlord (in addition to all other remedies) shall have the same rights as in the event of default of payment of rent under the Lease.

3.                                       Condition of Premises.  Except as provided in this Work Letter, Tenant accepts the Premises in its current condition, i.e., “AS IS” and “WITH ALL FAULTS” and acknowledges that Landlord makes no representations or warranties with respect thereto.

D-1

EXHIBIT E

PARKING AGREEMENT

This Parking Agreement (the “Agreement”) is attached as an Exhibit to an Office Lease (the “Lease”) between CRESCENT REAL ESTATE FUNDING VIII, L.P., as Landlord, and NETSPEND CORPORATION, as Tenant, for the Premises, the Rentable Square Footage of which is 22,674 square feet, located on the 12th floor of the Building. Unless otherwise specified, all capitalized terms used in this Agreement shall have the same meanings as in the Lease.

1.                                       As of the Commencement Date of the Lease, Tenant shall take and pay for 25 permits allowing access to unreserved parking spaces and 5 permits allowing access to reserved parking spaces in the Austin Centre Garage and 40 permits allowing access to unreserved parking spaces in the St. David’s Garage (each a “Parking Permit”). Landlord shall provide 80 access cards to Tenant allowing access to parking spaces located in the St. David’s Garage and provided to Tenant pursuant to this Agreement. During the Term (including any renewal or extension), Tenant shall pay Landlord’s quoted monthly contract rate (as set from time to time) for each Parking Permit, plus any taxes thereon. Tenant’s current monthly contract rate is $85.00 (plus tax) for each unreserved Parking Permit and for each reserved Parking Permit. As used herein, the term “St. David’s Garage” shall refer to the parking facility located at 304 East 7th Street, Austin, Texas owned by St. David’s Episcopal Church. The term “Austin Centre Garage” shall refer to the parking facility attached to the Building. The Austin Centre Garage and St. David’s Garage are collectively referred to herein as the “Parking Facilities.”

2.                                       Tenant shall at all times comply with all Laws respecting the use of the Parking Facilities. Landlord reserves the right to adopt, modify, and enforce reasonable rules and regulations governing the use of the Parking Facilities or the Property, from time to time, including any key-card, sticker, or other identification or entrance systems and hours of operations. Landlord may refuse to permit any person who violates such rules and regulations to park in the Parking Facilities, and any violation of the rules and regulations shall subject the automobile in question to removal from the Parking Facilities.

3.                                       Tenant may validate visitor parking by such method or methods as Landlord may approve, at the validation rate (as set from time to time) generally applicable to visitor parking. Unless specified to the contrary above, the parking spaces for the parking permits provided hereunder shall be provided on an unreserved, “first-come, first-served” basis. Tenant acknowledges that Landlord has arranged or may arrange for the Parking Facilities to be operated by an independent contractor, un-affiliated with Landlord. In such event, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor. Landlord shall have no liability whatsoever for any damage to vehicles or any other items located in or about the Parking Facilities, and in all events, Tenant agrees to seek recovery from its insurance carrier and to require Tenant’s employees to seek recovery from their respective insurance carriers for payment of any property damage sustained in connection with any use of the Parking Facilities. Landlord reserves the right to assign specific parking spaces, and to reserve parking spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, with assigned and/or reserved spaces. Such reserved spaces may be relocated as determined by Landlord from time to time, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved parking spaces. Landlord also reserves the right to close all or any portion of the Parking Facilities, at its discretion or if required by casualty, strike, condemnation, repair, alteration, act of God, Laws, or other reason beyond Landlord’s reasonable control; provided, however, that except for matters beyond Landlord’s reasonable control, any such closure shall be temporary in nature. If Tenant’s use of any parking permit is precluded for any reason, Tenant’s sole remedy for any period during which Tenant’s use of any parking permit is precluded shall be abatement of parking charges for such precluded permits. Tenant shall not assign its rights under this Agreement except in connection with a Permitted Transfer.

4.                                       Tenant’s failure to pay for any of the above-referenced parking permits or to otherwise comply with any provision of this Agreement shall constitute an event of default under the Lease. In addition to any rights or remedies available to Landlord in the event of a Monetary

E-1

Default under the Lease, Landlord shall have the right to cancel this Agreement and/or remove any vehicles from the Parking Facilities.

E-2

EXHIBIT F

OPTION TO EXTEND

1.                                       Renewal Period. Tenant may, at its option, extend the term of the Lease for one (1) renewal period of 60 months (the “Renewal Period”) by written notice to Landlord (the “Renewal Notice”) given no earlier than 13 months nor later than 9 months prior to the expiration of the previous term of the Lease, provided that at the time of such notice and at the commencement of such Renewal Period, (i) Tenant remains in occupancy of the Premises, and (ii) no uncured Event of Default exists under the Lease (and no condition exists which, with the passage of time and/or giving of notice, would be an Event of Default). Such Renewal Period shall commence upon the expiration date of the previous term of the Lease. The Base Rent payable during the Renewal Period shall be the Market Rental Rate (defined below) for the Premises, including any projected rate increases over the applicable Renewal Period. Except as provided in this Exhibit F, all terms and conditions of the Lease shall continue to apply during the Renewal Period.

2.                                       Acceptance. Within 20 days of the Renewal Notice, Landlord shall notify Tenant of the Base Rent for such Renewal Period (the “Rental Notice”). Tenant may accept the terms set forth in the Rental Notice by written notice (the “Acceptance Notice”) to Landlord given within 15 days after receipt of the Rental Notice. If Tenant timely delivers its Acceptance Notice, Tenant shall, within 15 days after receipt, execute a lease amendment confirming the Base Rent and other terms applicable during the Renewal Period. If Tenant fails timely (i) to deliver its Acceptance Notice or (ii) to execute and return the required lease amendment, then this Option to Extend shall automatically expire and be of no further force or effect. In addition, this Option to Extend shall terminate upon the subletting of all or any part of the Premises.

3.                                       Market Rental Rate. The “Market Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (e.g., renewal, expansion, relocation, etc., as applicable, in comparable space and in a comparable building located in the Austin Central Business District) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open market with a reasonable period of time in which to consummate a transaction. In calculating the Market Rental Rate, all relevant factors will be taken into account, including the location and quality of the Building, lease term, amenities of the Building, condition of the space and any concessions and allowances commonly being offered by Landlord for comparable transactions in the Building. The parties agree that the best evidence of the Market Rental Rate will be the rate then charged for comparable transaction in the Building.

4.                                       Condition of Premises. Tenant shall accept the Premises at the inception of the Renewal Term and each of the subsequent Renewal Periods in its “AS IS” condition, and Landlord shall have no obligation to construct any improvements or make any changes within the Premises in connection with this Lease or Tenant’s exercise of this Option to Extend, except as otherwise agreed to in writing by Landlord and Tenant.

F-1

EXHIBIT G

PREFERENTIAL RIGHT TO LEASE

1.                                      Preferential Right To Lease. So long as twenty-four months remain in the initial Term, Tenant shall have a Preferential Right to Lease all or any portion of the 13th floor of the Building, but in no event less than 11,337 Rentable Square Feet, as shown on Exhibit “A” to the Lease (the “Preferential Space”), at such time as such space becomes Available (as defined below) for direct lease to a new tenant (whether or not a, bona fide offer has been made); provided no uncured event of default exists under the Lease (and no condition exists which, with the passage of time and/or giving of notice, would be an event of default) and Tenant remains in occupancy of the entire Premises. The Preferential Space shall be deemed “Available” at such time as Landlord decides to offer the Preferential Space for lease and such space is no longer any of the following: (i) leased or occupied; (ii) assigned or subleased by the then-current tenant of the space; (iii) re-leased by the then-current tenant of the space by renewal, extension or renegotiation (whether agreed to prior to or after the Date of Lease); or (iv) subject to an expansion option, right of first refusal, preferential right or similar obligation existing under any other tenant leases for the Property as of the Effective Date. This Preferential Right to Lease shall terminate upon any Transfer as defined in the Lease. The Preferential Space shall be reduced to the extent Tenant leases any portion thereof, whether or not pursuant to a formal option provision in the Lease.

2.                                      Acceptance. Prior to leasing the Preferential Space to a new tenant, Landlord shall first offer such space in writing to Tenant specifying the amount and location of such space, the anticipated date of tender of possession, the rental rate based on the Market Rental Rate as of the anticipated Preferential Space Commencement Date (as defined below), including any projected rate increases over the applicable term, and other applicable terms (the “Preferential Rental Notice”). Tenant shall have 5 business days within which to accept or reject such offer. If Tenant accepts Landlord’s offer, Tenant shall, within 15 days after Landlord’s written request, execute and return a lease amendment adding the Preferential Space to the Premises for all purposes under the Lease (including any extensions or renewals) and confirming the Base Rent and other applicable terms specified in the Preferential Rental Notice.

3.                                      Notice. Such lease amendment may, if applicable, contain a construction agreement or work letter using Landlord’s then-current form setting forth the schedule and other terms and obligations of the parties regarding the construction of any leasehold improvements in the Preferential Space. If Tenant rejects such offer or fails timely to (i) accept such offer or (ii) execute and return the required lease amendment, then this Preferential Right to Lease shall lapse and be of no further force and effect. In such event, Landlord shall be relieved of any future obligations hereunder and may thereafter lease all or part of the Preferential Space to any party without further notice or obligation to Tenant.

4.                                      Tender of Possession. The Preferential Space shall be leased for the period commencing upon Landlord’s tender of possession of the Preferential Space in accordance with Landlord’s offer and this Exhibit (the “Preferential Space Commencement Date”) and continuing through the expiration or earlier termination of the Term, as it may be extended or renewed. Landlord shall not be liable for any delay or failure to tender possession of the Preferential Space by the anticipated tender date for any reason, including by reason of any holdover tenant or occupant, nor shall such failure invalidate the Lease or extend the Term.

5.                                      Condition of Premises. The Preferential Space shall be tendered in an “as-is” condition. However, all leasehold improvements shall be constructed in the Preferential Space in accordance with the construction agreement (if any) attached to the applicable lease amendment. Any allowances shall be prorated for any delays in the Preferential Space Commencement Date, taking into account the economic assumptions underlying the terms in the Preferential Rental Notice.

6.                                      Market Rental Rate. The “Market Rental Rate” is the rate (or rates) a willing tenant would pay and a willing landlord would accept for a comparable transaction (e.g. renewal, expansion, relocation, etc., as applicable, in comparable space and in a comparable building located in the Austin Central Business District) as of the commencement date of the applicable term, neither being under any compulsion to lease and both having reasonable knowledge of the relevant facts, considering the highest and most profitable use if offered for lease in the open

G-1

market with a reasonable period of time in which to consummate a transaction. In calculating the Market Rental Rate, all relevant factors will be taken into account, including the location and quality of the Building, lease term, amenities of the Property, condition of the space and any concessions and allowances commonly being offered by Landlord for comparable transactions in the Property. The parties agree that the best evidence of the Market Rental Rate will be the rate then charged for comparable transactions in the Property.

G-2

EXHIBIT H

STORAGE SPACE RENTAL AGREEMENT

THIS STORAGE SPACE RENTAL AGREEMENT (this “Agreement”) is entered into as of the Reference Date by and between Landlord and Tenant, with reference to the following:

1.                                       General Terms.

A.                                    Reference Date:                           , 200

B.                                    Landlord:                CRESCENT REAL ESTATE FUNDING VIII, L.P.,

a Delaware limited partnership

C.                                    Tenant:                             NETSPEND CORPORATION,

a Delaware corporation

D.                                    Building:                   Austin Centre, 701 Brazos, Austin, Texas 78701

E.                                    Primary Lease:                               Office Lease dated July           , 2003

F.                                    Primary Premises: Approximately 22,674 Rentable Square Feet located on the thirteenth (13th) floor of the Building.

G.                                    Storage Space: Approximately                    Rentable Square Feet located on the                          (      ) floor of the Building more particularly described on Exhibit “A” attached hereto.

H.                                   Storage Space Term:

I.                                        Storage Space Rental: Annual rate of $12.00 per Rentable Square Foot

J.                                       Minimum Termination Period:

2.                                       Recitals.

A.                                    Landlord and Tenant, or their respective predecessors-in-interest, entered into the Primary Lease, as it may have been amended from time to time, for the Primary Premises located in the Building.

B.                                    In connection with its entering into the Primary Lease, Tenant desires to lease from Landlord certain Storage Space in the Building on the terms set forth below.

3.                                       Storage Space. For good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord rents to Tenant, and Tenant rents from Landlord, the Storage Space for the Storage Space Term.

4.                                       Termination. Either party may terminate this Agreement upon written notice to the other giving no less notice than the Minimum Termination Period Further, this Agreement shall terminate simultaneously upon the expiration or earlier termination of the Primary Lease.

5.                                       Rental. As consideration for Tenant’s use of the Storage Space, Tenant agrees to pay to Landlord, in advance without deduction or setoff, and on the first day of the month, the Storage Space Rental. Such payments shall be made in the same manner as Tenant’s rental payments are made under the Primary Lease. If the Storage Space Term begins or ends on a day other than the first or last day of a month, as applicable, the rental for such period shall be prorated on a per diem basis. Rental for the first calendar month or portion thereof shall be paid concurrently with the execution of this Agreement.

6.                                       Use. Tenant shall use the Storage Space only for the storage of Tenant’s furniture, equipment, files and supplies, and shall use the Storage Space in a careful, safe and proper manner. Tenant shall pay Landlord on demand for any damage to the Storage Space caused by misuse or abuse thereof by Tenant, its agents or employees, or any other person entering upon the Storage Space under express or implied invitation of Tenant. Notwithstanding anything herein to the contrary, Tenant shall not utilize or permit the Storage Space to be used for any purposes prohibited by the laws of the United States or the State of Texas, or by the ordinances of the jurisdiction in which the Storage Space is located. Tenant shall not commit waste, permit waste to be committed, or permit any nuisance on or in the Storage Space.

7.                                       Services to Storage Space. Tenant shall accept the Storage Space “as is, where is”. However, Landlord agrees, during the Storage Space Term, to furnish and provide such ingress to and egress from, the Storage Space during normal business hours for the Building as may, in the judgment of Landlord, be reasonably required for the use and occupancy thereof. In addition, Tenant shall be entitled to use such lighting and, electrical facilities as then exist in the Storage Space upon commencement of the Storage Space Term. If Tenant requires any additional lighting or electrical facilities or services, Tenant shall request such services from Landlord in writing prior to commencement of the Storage Space Term and, subject to Landlord’s approval thereof, Landlord shall install such services (including any separate metering) in the Storage Space Term at Tenant’s expense. Promptly upon receipt of Landlord’s invoice, Tenant shall pay for all electrical services consumed in connection with its use of the Storage Space. Tenant agrees that Landlord shall not be liable for failure to provide any such lighting and/or electrical services or ingress and egress during any period when Landlord uses reasonable diligence to supply the same, it being understood that Landlord reserves the right to temporarily discontinue lighting and/or electric services, or such ingress or egress, at such times as may be necessary when, by reason of accident, unavailability of employees, repairs, alterations or improvements, or whenever by reason of strikes, walkouts, riots, acts of God, or any other happening beyond the control of Landlord, Landlord is unable to provide the same. Except as provided in this paragraph, Landlord shall be under no obligation to furnish heating or air conditioning service or any other service to the Storage Space.

8.                                       Condition of Storage Space. Landlord and Tenant agree that the Storage Space will be delivered to Tenant in its “as is” condition. Tenant agrees that its taking possession of the Storage Space shall be conclusive evidence as against Tenant that the Storage Space was in the condition agreed upon between Landlord and Tenant, and shall be an acknowledgment by Tenant that it accepts the Storage Space in its then “as is” condition, without any further improvement thereof required by Landlord.

9.                                       Waiver; Indemnity; Insurance. Tenant assumes all risk and waives all claims it may have against Landlord, its managing agent, and their respective partners, directors, officers, agents, employees, affiliates and successors-in-interest (collectively and together with Landlord, the “Landlord Parties”) for damage to or loss of property (including theft) or injury to persons within or about the Storage Space, except for such damage, loss or injury caused by the gross negligence of Landlord or Landlord’s managing agent. Such assumption and waiver shall include an obligation on Tenant’s part to indemnify, defend and hold harmless the Landlord Parties from and against all costs, expenses, claims and liabilities arising from such damage, loss or injury, including attorneys’ fees and costs, which obligation shall survive the expiration or earlier termination of this Agreement. Further, and notwithstanding the exclusion set forth in the first sentence of this paragraph, Tenant releases the Landlord Parties from all liability for damage to Tenant’s personal property for which Tenant is reimbursed from the proceeds of its casualty insurance policies. Tenant agrees to cause its casualty insurance policies to (a) insure the full replacement of the personal property stored in the Storage Space; (b) include a provision or endorsement waiving the insurer’s right of subrogation against Landlord and Landlord’s managing agent; (c) insure against any property damage or bodily or personal injury occurring in or around the Storage Space to the same extent as if such damage or injury arose from an act or omission occurring in or upon the Primary Premises; and (d) provide contractual liability coverage insuring Tenant for the performance of its indemnity obligations under this Agreement. Tenant shall, upon Landlord’s request, provide Landlord with evidence of the insurance coverage required under this paragraph.

10.                                 Hazardous Materials. Tenant shall not cause or permit the storage, use, generation or disposition of any Hazardous Materials (as hereinafter defined) in the Storage Space without the prior written consent of Landlord. Tenant agrees to indemnify, defend and hold harmless the Landlord Parties from all fines, suits, procedures, claims and actions of every kind, and all costs associated therewith (including attorneys’ and consultants’ fees) arising out of or in any way connected with any deposit, spill, discharge or other release of Hazardous Materials that occurs during the Storage Space Term at or from the Storage Space, or which arises at any time from Tenant’s use or occupancy of the Storage Space. Tenant’s obligations and liabilities under this paragraph shall survive the expiration or termination of this Agreement. For purposes of this Agreement, the term “Hazardous Materials” means any explosives, radioactive materials or other hazardous substances which are governed by any federal, state or local statute, law, ordinance, code, rule, regulation or decree applicable to the Building.

11.                               Landlord’s Right of Entry. Landlord and its designated management, marketing and construction firms, and their respective employees, contractors and agents, shall have the right to enter the Storage Space at any time in order to inspect, repair and maintain such space.

12.                               Right to Relocate. At any time after the execution of this Agreement and on ten (10) days prior written notice, Landlord may substitute for the Storage Space other storage space in the Building (the “New Storage Space”), in which event the New Storage Space shall be deemed to be the Storage Space for all purposes hereunder.

13.                               Primary Lease Applicability. Except to the extent specifically provided to the contrary in this Agreement, Tenant’s use and occupancy of the Storage Space pursuant to this Agreement shall be subject to and strictly governed by the terms and conditions set forth in the Primary Lease, specifically including without limitation Landlord’s Rules and Regulations regarding load-bearing capacities in the Building, but excluding any provision in the Primary Lease regarding Tenant’s payment of operating expense escalations.

[SIGNATURES ON FOLLOWING PAGE]

EXECUTED by Landlord and Tenant on the Reference Date.

LANDLORD:

CRESCENT REAL ESTATE FUNDING VIII, L.P.,
a Delaware limited partnership

By:	CRE Management VIII, LLC, a Delaware
limited liability company, its General Partner

	By:	Crescent Real Estate Equities, Ltd.,
a Delaware corporation, its Manager

By:
Robert H. Boykin, Jr.
Regional Vice President
Leasing & Marketing, Houston Region

TENANT:

NETSPEND CORPORATION, a Delaware corporation

By:
Name:
Title:

EXHIBIT I

LANDLORD’S LIEN SUBORDINATION

This LANDLORD’S LIEN SUBORDINATION (this “Subordination”) is made as of this            day of               , 2003, by and among Landlord, Tenant, and Lender. The following words shall have the following meanings when used herein:

1.                                       General Terms.

For purposes of this Agreement, the following terms shall apply:

A.                                    “Landlord”:                          Crescent Real Estate Funding VIII, L.P., a Delaware limited partnership

B.                                    “Tenant”:                                     NetSpend Corporation, a Delaware corporation

C.                                    “Lender”:

D.                                    “Collateral”:                     The property of Tenant described on Schedule 1 attached hereto.

E.                                      “Lease”:                                              That certain Lease, dated July         , 2003, by and between Landlord and Tenant, as it may have heretofore been amended or modified.

F.                                      “Premises”:                             Approximately 22,674 Rentable Square Feet known as Suite 1200 and located on the 12th floor of the building commonly known as Austin Centre, located at 701 Brazos, Austin, Texas 78701.

G.                                    “Loan”:                                                 That certain Loan, in the principal amount of $            , from Lender to Tenant, which is secured by the Collateral.

H.                                    “Loan Amount”:                          $                          .

I.                                         “Security Documents”:                                    Those certain documents, executed by Tenant in connection with the Loan, granting Lender a security interest in the Collateral to secure the payment of the Loan Amount.

2.                                       Subordination by Landlord.

Landlord hereby subordinates its constitutional, statutory and contractual landlord’s liens and security interests in or to the Collateral to the liens and security interests in or to the Collateral held by Lender up to the Loan Amount; provided, however the foregoing subordination is not intended and shall not be construed to authorize or allow Tenant or Lender, to remove from the Premises any equipment or fixtures located in the Premises which by the express terms of the Lease are to become a part of and be left as a part of the Premises upon the expiration or earlier termination of the Lease.

3.                                       Liens in Excess of the Loan Amount.

Landlord and Lender hereby agree that any lien now or hereafter granted in the Security Documents in excess of the Loan Amount shall be subject and subordinate to the constitutional, statutory, and/or contractual landlord’s lien of Landlord. However, any lien now or hereafter granted in the Security Documents up to the Loan Amount shall be prior and superior to any such lien of Landlord.

4.                                       Notification of Landlord Upon Default.

Lender hereby covenants and agrees to give Landlord written notice of any default by Tenant under the terms of the Loan or the Security Documents, simultaneous with the giving of notice of such default to Tenant. Lender hereby agrees that Landlord shall have the right, but not the obligation, within 15 days after receipt of such notice of default to correct or remedy, or cause to be corrected or remedied, each such default before Lender may take action under the Loan or the Security Documents by reason of such default.

5.                                       Notices.

All notices, demands, payments and other communications required to be given or made hereunder shall be in writing and shall be deemed duly given and made if hand delivered or sent by certified mail, return receipt requested, first class, postage prepaid and shall be deemed delivered and received upon the date of hand delivery or two (2) days after being mailed, to the respective parties at the addresses set forth below, or to such other address as the applicable party shall provide to the other parties in writing:

Landlord:	Crescent Real Estate Equities, Ltd.
Post Oak Central
2000 Post Oak Blvd., Suite 1950
Houston, Texas 77056
Attention: Property Management

with copies to: Crescent Real Estate Equities, Ltd.
777 Main Street
Suite 2100
Fort Worth, Texas 76102
Attention: Legal Department

AND

Jackson Walker L.L.P.
Attn: Jerry Webberman
100 Congress, Suite 1100
Austin, Texas 78701

Tenant:	NetSpend Corporation
816 Congress Avenue, Suite1200
Austin, Texas 78701
Attn: Steve Reesing, CFO

Lender:

6.                                       Duty to Remove Collateral.

If any of the Collateral remains upon the Premises upon the expiration of the term of the Lease, the termination of the Lease or Tenant’s right to possession of the Premises, or Tenant’s abandonment of the Premises, Landlord may give the Lender written notice (by one of the methods specified in Paragraph 5 hereof) that Landlord is in possession of the Premises (the “Notice”). After Lender’s receipt of the Notice, Lender agrees to use all reasonable efforts to remove the Collateral from the Premises as soon as possible. Landlord acknowledges and agrees that Lender will not be in breach of the agreement contained in the preceding sentence for so long as Lender is legally prohibited from removing the Collateral from the Premises by: (i) the commencement, by or against Tenant, of an action pursuant to any chapter of the U.S. Bankruptcy Code; or (ii) a temporary or permanent restraining order granted by any court of record having jurisdiction. If Lender is unable to remove the Collateral from the Premises within twenty (20) days after Lender’s receipt of the Notice and notwithstanding that Lender is prohibited from doing so by causes beyond the control of Lender (such as, but not limited to, those described in the preceding sentence), Lender agrees to pay Rental to Landlord for that period beginning on the twenty-first (21st) day after Lender’s receipt of the Notice and ending on the date that Lender actually removes the Collateral from the Premises. As used in this Subordination, the term “Rental” shall mean the sum of $100.00 per day. If, after Landlord gains possession of the Premises, Landlord elects to remove the Collateral from the Premises and store the Collateral at another location (the “Storage Premises”), Lender still shall be required to pay Rental to Landlord for the period beginning on the twenty-first (21st) day after Lender’s receipt of the Notice and ending on the date that Lender actually removes the Collateral from the Storage Premises unless Lender removes the Collateral from the Storage Premises within twenty

(20) days after Lender’s receipt of the Notice. If Landlord removes the Collateral from the Premises, whether by authority granted in this Subordination, the Lease, by law, or in equity, Landlord shall not be liable for any damage to or loss of the Collateral. Notwithstanding anything to the contrary contained in this Subordination, if Lender fails, for any reason, to remove the Collateral within sixty (60) days after Lender’s receipt of the Notice, then, unless Landlord notifies Lender to the contrary prior to the expiration of such sixty (60) day period, this Subordination shall automatically terminate and Landlord’s liens and security interests shall be superior and prior to the liens and security interests of Lender in and to the Collateral, and Lender shall have no further right to remove the Collateral without Landlord’s prior written consent.

7.                                       Removal of Collateral.

Lender shall be permitted to enter the Premises and remove the Collateral only upon at least three (3) business days’ prior written notice to Landlord and accompanied by or under the supervision of Landlord. If Lender removes the Collateral from the Premises or from the Storage Premises whether pursuant to Paragraph 6 above or pursuant to any right exercised by Lender to take possession of the Collateral under the Security Documents, Lender agrees to: (i) promptly pay all reasonable costs to repair all damage to the Premises or the Storage Premises arising or resulting from such removal; (ii) promptly pay all claims arising or resulting from such removal, including, without limitation, claims for payment by the parties performing such removal or repairs required as a result of such removal and claims involving bodily injury, death or property damage; and (iii) indemnify, defend, and hold Landlord harmless from and against claims by or through Tenant arising or resulting from such removal. TENANT HEREBY COVENANTS AND AGREES TO WAIVE ANY CLAIMS AGAINST LANDLORD ARISING FROM LENDER’S REMOVAL OF THE COLLATERAL AND FURTHER AGREES TO PURSUE ANY CLAIMS ARISING FROM SUCH COLLATERAL SOLELY AGAINST LENDER.

8.                                       Processing Fee.

Tenant shall pay Landlord a processing fee of $500.00 to cover Landlord’s costs associated with the negotiation, preparation and implementation of this Subordination. The processing fee shall be due and payable within ten (10) days after Landlord’s invoice therefor.

9.                                       Binding Effect.

The terms, conditions and covenants contained in this Subordination shall apply to, inure to the benefit of, and be binding upon the parties hereto and their respective heirs, devisees, personal representatives, successors and assigns.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY BLANK]

EXECUTED as of the date first written above.

LANDLORD:

CRESCENT REAL ESTATE FUNDING VIII, L.P.,
a Delaware limited partnership

By:	CRE Management VIII, LLC,
a Delaware limited liability company,
its general partner

	By:	Crescent Real Estate Equities, Ltd.,
a Delaware corporation, its manager

By:
Robert H. Boykin, Jr.
Regional Vice President
Leasing & Marketing, Houston Region

TENANT:

NETSPEND CORPORATION, a Delaware corporation

By:
Name:
Title:

LENDER:

,
a

By:
Name:
Title: